Exhibit 10.1

EXECUTION VERSION

Dated May 1, 2014

GREYCASTLE HOLDINGS LTD
and
XL INSURANCE (BERMUDA) LTD

SALE AND PURCHASE AGREEMENT

i

24. CHOICE OF GOVERNING LAW	37
25. JURISDICTION	37
26. LEGAL REPRESENTATION	38
27. AGENT FOR SERVICE OF PROCESS	38

SCHEDULES

Schedule 1	Conditions
Schedule 2	Steps to Completion
Schedule 3	Conduct of Business before Completion
Schedule 4	Completion Arrangements
Schedule 5	Warranties
Schedule 6	Limitation on Liability of the Seller
Schedule 7	Tax Covenant
Schedule 8	Basic Information about the Company
Schedule 9	Purchaser’s Warranties
Schedule 10	Reconciliation Methodologies
Schedule 11	Reference Reconciliation Amount Calculation Report
Schedule 12	Company Capitalisation Plan

EXHIBITS

Exhibit A	Form of Transitional Services Agreement
Exhibit B	Form of Administration Services Agreement
Exhibit C	Form of Commutation Agreements
Exhibit D	Form of Contingent Capital Commitment Letter
Exhibit E	Form of Investor Support and Undertakings Agreement
Exhibit F	Form of Retrocession Agreements
Exhibit G	Form of Bye-Laws of the Company

ii

THIS AGREEMENT is dated May 1, 2014
BETWEEN:

(1)
XL INSURANCE (BERMUDA) LTD, a limited company registered in Bermuda with company registration number 12809, and with its registered office at O’Hara House, One Bermudiana Road, Hamilton, HM08, Bermuda (the “Seller”); and

(2)
GREYCASTLE HOLDINGS LTD, an exempted company incorporated and registered in Bermuda with company registration number 48944 and with its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Purchaser”).

WHEREAS:

(A)
The Seller, through its subsidiaries, XL Re Ltd, a Bermuda reinsurer (“XL Re”), the registered UK branch of XL Re (“XL Re (UK Branch)”), and XL Re Europe SE, an Irish reinsurer (“XL Europe”, and together with XL Re and XL Re (UK Branch), the “Ceding Companies”), are engaged in the Reinsured Business;

(B)
The Seller has formed, and is the sole beneficial owner of the entire issued share capital (the “Shares”) of XL Life Reinsurance (SAC) Ltd, a segregated accounts company registered in Bermuda (the “Company”);

(C)	The Ceding Companies currently cede a portion of the Reinsured Business to XL Life Ltd, a Bermuda reinsurer (“Life”);

(D)	In connection with the transactions contemplated by this agreement, at or prior to Completion, the Seller intends to, and to cause the Ceding Companies and Life to, take the following actions:

(a)	the Ceding Companies shall recapture the portion of the Reinsured Business retroceded to Life (the “Recaptured Business”); and

(b)
following the recapture of the Recaptured Business, (1) the Ceding Companies shall cede to a segregated account of the Company (the “Retrocessionaire”), via 100% quota share reinsurance, the Reinsured Business (as defined below) pursuant to the terms of the Retrocession Agreements (as defined below) and (2) the Seller shall procure the Retrocessionaire to be capitalized;

(E)	On the Completion Date:

(a)	The Seller has agreed to sell, and the Purchaser has agreed to purchase and pay for the Shares, in each case on the terms and subject to the conditions of this agreement; and

(b)
XL Services (UK) Ltd (“XL Services”) and the Company shall enter into the Transitional Services Agreement in the form set out in Exhibit A (the “Transitional Services Agreement”) pursuant to which, among other things, XL Services shall provide the Company with certain administrative and information technology services for a transitional period following the Completion Date; and

(F)
Concurrently with the execution of this agreement, (1) the Purchaser has caused an amount equal to the Consideration to be deposited into an escrow account subject to the terms of an escrow agreement (the “Escrow Account”), dated as of May 1, 2014, among the Escrow Agent (as defined below) and the Purchaser (the “Escrow Agreement”) and the Escrow Agent has delivered evidence of such deposit to each of the Purchaser and the Seller and (2) the Purchaser has delivered the Investor Undertakings Letter Agreements to the Seller (each, an “Investor Undertakings Letter Agreement”), duly executed by each investor party identified therein (the “Investors”) (and, in certain cases, shareholders of such Investors).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this agreement:

“Administration Services Agreement”
means the Administration Services Agreement among XL Re (UK Branch), XL Re Europe (through its registered UK branch) (together with XL Re (UK Branch), the “Services Recipients”), XL Services and the Purchaser Service Provider in respect of the Reinsured Business and certain other life insurance businesses of the Retained Group to be finalised and entered into prior to Completion in accordance with paragraph 1(b) of Schedule 2, in the form set out in Exhibit B;

“Affiliates”
means, with respect to any person, at the time in question, any other person controlling, controlled by or under direct or indirect common control with such person. For this purpose, “control” means the power to direct or cause the direction of the management or policies of a person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing. From and after the Completion Date, the Company shall be deemed to be an Affiliate of the Purchaser and not the Seller;

“Agent”	has the meaning set out in clause 27.1;
“Alternative Transaction”	has the meaning set out in clause 3.5;
“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in Bermuda, New York and London;
“Business Plan”
means the Purchaser’s business plan in respect of the Reinsured Business (prepared by the Purchaser in a form reasonably acceptable to the Seller), which will form part of the Purchaser’s application for consent/no-objection from the Bermuda Monetary Authority to the change of shareholder controller (as defined in the Insurance Act) of the Company;

“Ceding Companies”	has the meaning set out in Recital A;
“Claim”	means any claim made by a party to this agreement arising out of, or in connection with this agreement;
“Commutation Agreements”	means each of the commutation agreements to be entered into by and between Life and a Ceding Company in the agreed form as set out in Parts I, II, and III of Exhibit C;
“Companies Act”	means the Bermuda Companies Act 1981 as enacted and amended from time to time;
“Company”	has the meaning set out in Recital B;
“Company Capitalisation Plan”	means the Investment Assets to be contributed to the Company to reflect the agreed pro forma balance sheet of the Company as of the Reference Date, as set out in Schedule 12;
“Completion”	means completion of the sale and purchase of the Shares under and in accordance with this agreement;
“Completion Date”	means the last Business Day of the month following the day on which the last in time of the Conditions relevant to Completion shall have been:
(a) fulfilled in accordance with this agreement; or
(b) in the case of the Conditions that can be waived in full, such Conditions have been waived in full;

or such other date as the parties may agree, save that the Completion Date shall not be later in time than the Long Stop Date unless the parties have agreed otherwise in writing;
“Conditions”	means the conditions set out in Schedule 1 and each of them a “Condition”;
“Consideration”	means an amount equal to five hundred seventy million dollars ($570,000,000);
“Data Protection Legislation”
means the applicable data protection and privacy laws, regulations and rules from time to time in each jurisdiction in which the Ceding Companies carry on or at any time have carried on the Reinsured Business;

“Data Room”
means the contents of the electronic data room as at 1.00 p.m. (Bermuda time) on 1 May 2014, established by or on behalf of the Seller with respect to the Reinsured Business, as listed in the Data Room Index;

“Data Room Index”	means the index listing the documents in the Data Room, a copy of which is annexed to the Disclosure Letter;
“Deed of Charge”
means the deed of charge in respect of certain assets of the Company to be entered into among the Retrocessionaire, XL Re and XL Europe on the Completion Date, the form of which is attached as an annex to each of the Retrocession Agreements;

“Disclosure Letter”
means the letter dated the same date as this agreement written by the Seller to the Purchaser for the purposes of clauses 1.2(u), 4.1(a) and 9, paragraph 5.1 of Schedule 5, and certain definitions in this clause 1.1 and delivered to the Purchaser’s Solicitors before the execution of this agreement;

“Draft Notice of Control”
means each substantially completed draft Notice of Control in the agreed form to be submitted to the Bermuda Monetary Authority on behalf of the Purchaser and each relevant member of the Purchaser Group in respect of their acquisition of control of the Company for the purposes of fulfilling the Condition in paragraph 1 of Schedule 1;

“Escrow Account”	has the meaning set out in Recital F;
“Escrow Agent”	means the escrow agent of the Escrow Account;
“Escrow Agreement”	has the meaning set out in Recital F;
“Estimated Reconciliation Amount Calculation Report”	has the meaning set out in clause 8.1(a);
“Final Reconciliation Amount Calculation Report”	has the meaning set out in clause 8.2(b)(xiii);
“Governmental Authority”
means any supranational, national, regional, provincial, local, municipal or other political instrumentality or subdivision thereof and any entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court, authority, agency, commission, board or other similar body;

“Initial Funding Assets”
means, for purposes of the asset transfers and payments to be made by the Seller or any of the Ceding Companies in accordance with Clause 6.2(b) and Clause 3.5 of the applicable Retrocession Agreement to the Funds Withheld Accounts (as defined in the applicable Retrocession Agreement) of XL Re, XL Re (UK Branch) and XL Europe, respectively, or the Retrocessionaire, the cash or investment assets set out on Appendix B, Appendix D and Appendix E, respectively, to Schedule 10 to the extent still owned by the applicable Ceding Company as of applicable date; provided, however, that to the extent the market value of such cash or investment assets as determined by a third-party pricing service reasonably selected by the Seller are (i) less than the amount to be transferred to pursuant to Clause 6.2(b) and Clause 3.5 of the Retrocession Agreements, the “Initial Funding Assets” shall also include such additional investment assets reasonably acceptable to the parties and/or cash with an aggregate  market value as determined by a third-party pricing service reasonably selected by the Seller as of the applicable date equal to such shortfall and (ii) greater than the amount to be transferred pursuant to Clause 6.2(b) and Clause 3.5 of the Retrocession Agreements, the“Initial Funding Assets” shall exclude such investment assets reasonably acceptable to the parties and/or cash that are set out on the applicable Appendix with an aggregate market value as determined by a third-party pricing service reasonably selected by the Seller as of the applicable date equal to such shortfall;

“Initial Reconciliation Amount Calculation Report Dispute Notice”	has the meaning set out in clause 8.2(b)(i);
“Initial Reconciliation Amount Expert”	has the meaning set out in clause 8.2(b)(iv);
“Initial Reconciliation Amount Calculation Report Dispute Notice”	has the meaning set out in clause 8.2(b)(i);
“Insurance Act”	means the Bermuda Insurance Act 1978 as enacted and amended from time to time and its related regulations;
“Investment Assets”	means the investment assets owned by the Ceding Companies or Life in respect of the Reinsured Business;
“Investor Contingent Capital Commitment Letter”	means the investor contingent capital commitment letter to be entered into at Completion, substantially in the form of Exhibit D;
“Investor Support and Undertakings Agreement”	means the investor support and undertakings agreement to be entered into at Completion, substantially in the form of Exhibit E;
“Investor Undertakings Letter Agreement”	has the meaning set out in Recital F;

“Investors”	has the meaning set out in Recital F;
“Law”
means any national, provincial, regional or local law, statute, ordinance, rule, regulation or regulatory guidance imposed by or on behalf of a Governmental Authority, non-governmental regulatory agency or securities exchange;

“Liabilities”	means all liabilities, losses, damages, payments, charges, claims, actions, penalties, fines, demands, proceedings, expenses and costs;
“LIBOR”
means the London Inter-Bank Offered Rate of interest for three-month deposits of Euro-Dollars displayed on page “LIBOR01” of the Reuters Monitor Money Rates Service (or any other page that replaces “LIBOR01” for the purpose of displaying the British Bankers’ Association (“BBA”) interest settlement rates for such deposits of Euro-Dollars in the London Inter‑Bank market) on the date of determination, or in the event that the Reuters Money Rates Service, or any successor thereto, no longer provides such information, such other service as may be agreed by the parties hereto that provides the BBA interest settlement rates for such deposits of Euro-Dollars in the London Inter-Bank market and any other information previously provided on the page “LIBOR01”;

“Life”	has the meaning set out in Recital C;
“Long Stop Date”	means 1 August 2014;
“Material Adverse Effect”
means a material adverse effect on the results of operations or financial condition of the Reinsured Business taken as a whole, except that in no event shall any of the following states of facts, circumstances, changes, occurrences or effects, individually or in the aggregate, be deemed to constitute or be taken into account in determining whether a “Material Adverse Effect” has occurred or is reasonably likely to occur:

(a) changes in conditions in the global economy or capital, banking, currency or financial markets generally, including changes in interest or exchange rates;

(b) changes or events affecting generally any or all of the sectors in which the Reinsured Business operates, including the life insurance or reinsurance sectors;
(c) actions specifically permitted to be taken or omitted pursuant to this agreement or the Transaction Documents or with the Purchaser’s consent;
(d) any of the matters fairly disclosed in or pursuant to the Disclosure Letter;
(e) changes or proposed changes in applicable Law or applicable accounting standards or the interpretations or enforcement of any of the foregoing;
(f) any downgrade or potential downgrade of the financial strength, claims paying ability, insurance or other ratings of the Seller or any of its Affiliates;

(g)    acts of terrorism or war, including the engagement by Bermuda, the United Kingdom, Ireland, the United States of America or any other country in hostilities, and whether or not pursuant to a declaration of a national emergency or war, or any pandemics, earthquakes, hurricanes, tropical storms, floods, fires, tornadoes or other natural disasters; or

(h) any failure in and of itself to meet any of the Seller’s or any of its Affiliates’ internal or analysts’ or rating agencies’ forecasts or projections relating to the Reinsured Business.

“Notice of Control”
in respect of the Bermuda Monetary Authority, means each such application and/or submission as may be required under any applicable laws, regulations, rules and guidance to be submitted on behalf of the Purchaser and each relevant member of the Purchaser Group in respect of their acquisition of control of the Company for the purposes of fulfilling the Condition in paragraph 1 of Schedule 1;

“Operating Guidelines”
means the guidelines applicable to the Seller and, with respect to the Reinsured Business, the Ceding Companies, set out in the “Pertinent Tax Guidelines Applicable to XL Group” as made available to the Purchaser in the Data Room;

“Opinion Counsels”	has the meaning set out in paragraph 5 of Schedule 1;
“Opinions”	has the meaning set out in paragraph 5 of Schedule 1;
“Participation Agreement”
means the participation agreement to be entered into among the Company, the Retrocessionaire, XL Re and XL Europe on the Completion Date, the form of which is attached as a schedule to each of the Retrocession Agreements;

“Payment”	has the meaning set out in clause 1.2(p);
“Payment Obligation”	has the meaning set out in clause 1.2(p);
“Proceedings”
means any proceeding, suit or action arising out of or in connection with this agreement or its subject matter (including its validity, formation at issue, effect, interpretation, performance or termination) or any transaction contemplated by this agreement;

“Professional Belief”
means a belief arising out of the exercise of professional judgment to the standard reasonably to be expected from a person qualified in the area concerned exercising due skill and care in the exercise of such judgment;

“Purchaser Group”
means the Purchaser, each of its subsidiaries, any holding company of the Purchaser (and any person deemed to be a controlling shareholder or controlling person of any such holding company) and all other subsidiaries of any such holding company from time to time (including, after Completion, the Company);

“Purchaser Service Provider”	means GreyCastle Services Limited, a company incorporated in England and Wales, whose registered office is at 20-22 Bedford Row, London, WC1R 4JS, United Kingdom;
“Purchaser Termination Fee”	means an amount equal to forty million dollars ($40,000,000);
“Purchaser’s Solicitors”	means Debevoise & Plimpton LLP;
“Purchaser’s Warranties”	means, unless otherwise specified, the warranties set out in Schedule 9 given by the Purchaser; and
“Qualifying Claim”	has the meaning set out in clause 10.3(a);
“Recaptured Business”	has the meaning set out in Recital D(a);
“Regulatory Authorities”
means such Governmental Authorities in any jurisdiction from time to time that regulate the conduct of insurance businesses or companies and/or financial services businesses or firms or the sale or marketing of insurance contracts, and “Regulatory Authority” means any of them;

“Reconciliation Amount”
means, for any Ceding Company, the amount reflected on line item D (Total Reconciliation Amount by Ceding Company) with respect to such Ceding Company on the Reconciliation Amount Calculation Report, Estimated Reconciliation Amount Calculation Report, Initial Reconciliation Amount Calculation Report or Final Reconciliation Amount Calculation Report, as applicable;

“Reconciliation Amount Calculation Report”
means a report that (a) is prepared in the same format as the Reference Reconciliation Amount Calculation Report and in accordance with the notes thereto and (b) sets forth a calculation of the Reconciliation Amount;

“Reconciliation Methodologies”
means the procedures and methods set out in the Reconciliation Methodologies in Schedule 10 and in accordance with the same procedures and methods as utilized in the preparation of the Reference Reconciliation Amount Calculation Report;

“Reference Date”	means 1 January 2014;
“Reference Reconciliation Amount Calculation Report”	means the Reference Reconciliation Amount Calculation Report set out in Schedule 11;
“Reinsurance Transaction”	has the meaning set out in paragraph 4 of Schedule 1;
“Reinsured Business”	means the single premium annuity and non-single premium annuity business of the Ceding Companies comprised by the Specified Treaties;
“Relevant Consent”	has the meaning set out in paragraph 4 of Schedule 2;
“Relevant Tax Date”	means 24 April 2014;
“Retained Group”
means the Seller, the Ceding Companies, Life and their respective subsidiaries from time to time, any holding company of the Seller or any Ceding Company, Life and all other subsidiaries of any such holding company (excluding in any case, the Company);

“Retained Group Member”	means a member of the Retained Group;
“Retrocession Agreements”
means each of the retrocession agreements to be entered into by and between a Ceding Company and the Company in the form of Parts I, II, and III of Exhibit F, subject to such changes as are agreed between the parties to finalise the documents at Parts II and III;

“Retrocessionaire”	has the meaning set out in Recital D(b);
“Seller Group”	has the meaning set out in clause 26;
“Seller’s Solicitors”	means Clifford Chance LLP and Skadden, Arps, Slate, Meagher & Flom LLP;

“Shares”	has the meaning set out in Recital B;
“Specified Reports”	means the reports and documents identified as Specified Reports set out in the Disclosure Letter;
“Specified Treaties”	means the treaties and agreements set out in Schedule 1 to each of the Retrocession Agreements;
“Sum Recovered”	has the meaning set out in paragraph 8.3 of Schedule 6;
“Tax/tax” or “Taxation”	any tax and any duty, levy, contribution or charge in the nature of tax, whether supranational, domestic or foreign, and, any penalty or interest connected therewith;
“Tax Authority”	means any taxing, revenue or other authority (whether within or outside the United Kingdom and Ireland) competent to impose any liability to, or assess or collect, any Tax;
“Tax Covenant”	means the tax covenant contained in Schedule 7;
“Tax Document”	means the Tax Returns, claims and other documents which the Seller are required to prepare on behalf of the Company under Part B of Schedule 7 to this agreement;
“Tax Returns”	means any return required to be made to any Tax Authority;
“Tax Warranties”	means the Warranties set out in paragraphs 4.2 and 15 of Schedule 5 and “Tax Warranty” shall be construed accordingly;
“Third Party Claim”	has the meaning set out in paragraph 8.1 of Schedule 6;
“Transaction Documents”	means:
(a) this agreement;
(b) the Disclosure Letter;

(c) the Escrow Agreement;
(d) the Transitional Services Agreement;
(e) the Retrocession Agreements;
(f) the Administration Services Agreement;
(g) the Deed of Charge;
(h) each Investor Undertakings Letter Agreement;
(i) the Investor Support and Undertakings Agreement;
(j) the Investor Contingent Capital Commitment Letter;
(k) the Participation Agreement;
(l) the Commutation Agreements;

and each of the agreements, exhibits, annexes, schedules and other attachments thereto and any other agreements which are designated as Transaction Documents by agreement between the Seller and the Purchaser;

“Transfer Taxes”
means any transfer, documentary, sales, use, stamp, registration and transaction tax or other such taxes and fees (including any penalty, fine, surcharge, interest, charges or additions to tax payable in relation to any such taxes and fees);

“Transitional Services Agreement”	has the meaning set out in Recital E(b);
“Warranties”	means, unless otherwise specified, the warranties set out in Schedule 5 given by the Seller;
“Working Hours”	means 9.00 a.m. to 5.00 p.m. on a Business Day;
“XL Europe”	has the meaning set out in Recital A;
“XL Re”	has the meaning set out in Recital A;
“XL Re (UK Branch)”	has the meaning set out in Recital A; and
“XL Services”	has the meaning set out in Recital E(b).

1.2	In this agreement, unless otherwise specified:

(a)	references to clauses, paragraphs and Schedules are to clauses and paragraphs of, and Schedules to, this agreement;

(b)
a reference to any Law shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the date of this agreement would increase or alter the liability of the Seller under this agreement;

(c)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(d)
references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(e)	use of any gender includes the other genders;

(f)	the expressions “accounting reference date”, “accounting reference period”, “allotment”, “body corporate”, “paid up”, and “profit and loss account”, shall have the meaning given in the Companies Acts;

(g)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(h)	references to times of the day are to Bermuda time;

(i)	the words “include”, “includes” and “including” shall be construed as if they were followed by the words “without limitation”;

(j)	headings to clauses, paragraphs and Schedules are for convenience only and do not affect the interpretation of this agreement;

(k)
the Schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the Schedules;

(l)
the word “agreement” means this agreement as amended or supplemented, together with all recitals and all Schedules attached hereto or incorporated by reference, and the words “hereof”, “herein”, “hereto”, “hereunder” and other words of similar import shall refer to this agreement in its entirety and not to any particular clause, paragraph or Schedule of this agreement;

(m)	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

(n)
“agreed form” means in a form agreed by the parties to this agreement and signed (for the purposes of identification only) by or on behalf of the Seller and the Purchaser prior to the execution of this agreement, as such form may be amended by agreement between the Seller and the Purchaser prior to Completion;

(o)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing and references to any statute or statutory provision shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term, statute or statutory provision;

(p)
any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that to the extent that the amount payable pursuant to such Payment Obligation (the “Payment”) is subject to a deduction or withholding required by law in respect of Tax or is chargeable to any Tax in the hands of the recipient or any Tax credit, repayment or other Tax benefit is available as set out in clause 1.2(p)(ii) below then the Payment shall be adjusted so as to ensure that, after taking into account:

(i)	the amount of Tax required to be deducted or withheld from, and the Tax chargeable on such amount (including on the increased amount); and

(ii)
any Tax credit, repayment or other Tax benefit which is available to the indemnified party or the recipient of the Payment solely as a result of the matter giving rise to the Payment Obligation or as a result of receiving the Payment,

(which amount of Tax and Tax credit, repayment or other Tax benefit is to be determined taking into account its value, certainty of availability and timing of its utilisation by the recipient in its absolute discretion at the shared expense of both parties and is to be certified as such to the party making the Payment); the recipient of the Payment is in the same position as it would have been in if there had been no such deduction, withholding, Tax charge or Tax credit, repayment or other Tax benefit;

(q)
references to “costs” and/or “expenses” incurred by a person shall, for the purposes of any indemnity or re-imbursement provision under which another person bears the cost of any such “costs” and/or “expenses”, not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to repayment or credit as input tax;

(r)
in construing this agreement the so-called “ejusdem generis” rule does not apply and accordingly the interpretation of general words is not restricted by (i) being preceded by words indicating a particular class of acts, matters or things; or (ii) being followed by particular examples;

(s)
reference to any party shall include that party’s personal representatives, successors and permitted assigns (including any person resulting from or continuing after any amalgamation, merger, consolidation or similar transaction in which a party participates);

(t)	references to “£” shall mean U.K. pounds and references to “$” shall mean U.S. dollars; and

(u)
a reference in this agreement to “so far as the Seller is aware” means, in respect of a particular matter, the actual knowledge of those individuals listed in the Disclosure Letter after making due enquiry.

1.3
The parties hereto have participated jointly in the negotiation and drafting of this agreement. In the event an ambiguity or question of intent or interpretation arises (including as to the intention of the parties), this agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions.

2.	SALE AND PURCHASE

2.1
On and with effect from Completion, subject to the provisions of this agreement, the Seller shall sell or (as the case may be) procure the sale with full title guarantee and the Purchaser shall purchase the Shares free from all charges and encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion.

2.2
The Seller waives or (as the case may be) will procure the waiver of all rights of pre-emption over any of the Shares conferred upon it by the articles of association or equivalent constitutional documents of the Company or in any other way, and undertakes to take all reasonable steps necessary to ensure that any rights of pre-emption over any of the Shares are waived at the cost and expense of the Seller.

3.	CONDITIONS, TERMINATION, AND STEPS TO COMPLETION

3.1	The sale and purchase of the Shares pursuant to this agreement are in all respects conditional upon fulfilment or (where applicable and subject to clause 3.3 below), waiver of the Conditions.

3.2
The parties agree to each perform their respective obligations set out in Schedule 2 during the period from the date of this agreement until the earlier of the Completion Date or this agreement being terminated in accordance with its terms.

3.3
The Purchaser and the Seller may agree in writing to extend the period in which all or part of any of the Conditions are to be satisfied. The Purchaser may by written notice to the Seller waive in whole or in part the Conditions set out in paragraphs 2 and 3 of Schedule 1. The Seller may by written notice to the Purchaser waive in whole or in part the Conditions set out in paragraphs 4, 5 and 6 of Schedule 1. No party hereto may waive in whole or in part the Condition set out in paragraph 1 of Schedule 1.

3.4	If:

(a)	both parties agree in writing that the Condition in paragraph 1 of Schedule 1 will not be able to be fulfilled on or before the Long Stop Date;

(b)
on or before the Long Stop Date, any Governmental Authority of competent jurisdiction with valid enforcement authority shall have enacted, enforced or entered any Law or final and non-appealable order that prohibits the consummation of the transactions contemplated by this agreement or any other Transaction Document; or

(c)	on the Long Stop Date, any of the Conditions in Schedule 1 have not been either:

(i)	fulfilled by the Purchaser and/or the Seller, as the case may be; or

(ii)	subject to and in accordance with clause 3.3 the subject of a written notice of waiver of the Condition, duly delivered from the Seller or the Purchaser to the other party, then either the Seller or the Purchaser may terminate this agreement upon written notice of such termination to the other (provided, that the right to terminate this agreement under this clause 3.4 shall not be available to or on behalf of any party whose action or failure to act in breach of this agreement has been the primary cause of any applicable circumstance referred to in clause (a), (b) or (c) above (other than a party refusing to waive a condition it is permitted to waive pursuant to clause 3.3)).

3.5
From the date hereof through Completion or earlier termination of this agreement, the Seller shall not and shall procure its Affiliates not to, and shall instruct and cause its Affiliates to instruct their respective representatives not to, directly or indirectly, (i) initiate, solicit, knowingly facilitate or knowingly encourage any indication of interest, proposal or offer for an Alternative Transaction (as defined below), (ii) negotiate, accept or enter into any agreement or arrangement (including a letter of intent) with any person (other than the Purchaser or any of its Affiliates or representatives) for an Alternative Transaction or (iii) commit to, enter into or consummate any Alternative Transaction. From the date hereof through Completion or earlier termination of this agreement, nothing in this clause 3.5 shall prohibit or limit the Seller, its Affiliates or any of their respective representatives from (X) indicating to any person or entity that it is not permitted to respond to any Alternative Transaction or (Y) discussing the transactions contemplated by this agreement or the other Transaction Documents with any Regulatory Authority or rating agency. For purposes of this clause 3.5, “Alternative Transaction” means, other than any transaction involving the Purchaser or any of its Affiliates or representatives, including any transactions contemplated by this agreement or any other Transaction Document, any sale, acquisition or purchase (including by a merger or amalgamation or via a reinsurance or retrocession arrangement) of (A) any equity interests in the Company or (B) a substantial portion of the assets or liabilities of the Reinsured Business, taken as a whole; provided that any transaction relating to the Reinsured Business between or among the Seller and its Affiliates shall not be deemed to be an Alternative Transaction.

4.	CONDUCT OF BUSINESS BEFORE COMPLETION

4.1	Between the date of this agreement and the earlier of the Completion Date or this agreement being terminated in accordance with its terms:

(a)
the Seller (i) shall (solely with respect to the Reinsured Business), and shall procure that the Company and, solely with respect to the Reinsured Business, the Ceding Companies and Life shall, operate and carry on the Reinsured Business in the ordinary course of business, and (ii) shall not (solely with respect to the Reinsured Business), and shall procure that the Company and, solely with respect to the Reinsured Business, the Ceding Companies and Life shall not, undertake any of the acts or matters listed in Schedule 3; in either case, except (A) with the prior written consent of the Purchaser (which consent shall not be unreasonably conditioned, withheld or delayed), (B) if and to the extent the Seller determines, acting reasonably, that such action is required by applicable Law (and in respect of which the Purchaser shall be, to the extent permitted by applicable Law, notified and reasonably consulted as far in advance as is practicable in the circumstances), (C) if permitted or required by this agreement or any of the Transaction Documents, or (D) as set out in the Disclosure Letter; and

(b)
the Seller shall notify the Purchaser of any matter, circumstance, act or omission which is or may reasonably be expected to be a breach of this clause 4 or as soon as reasonably practicable after the Seller becomes aware of any such matter, circumstance, act or omission; provided, that the failure of the Seller to provide any notice contemplated by this clause 4.1 shall not (x) constitute a failure to satisfy any condition set out in Schedule 1, (y) otherwise relieve any person from its obligation to consummate the transactions contemplated by the Transaction Documents or (z) in and of itself provide the basis for the Purchaser or any other party to seek damages, or increase the level of damages recoverable, in respect of any breach of covenant or warranty.

4.2	Clause 4.1 shall not operate so as to restrict or prevent:

(a)
any matter reasonably undertaken by the Seller (solely with respect to the Reinsured Business), the Company or any Ceding Company (solely with respect to the Reinsured Business) in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which the Purchaser will be promptly notified);

(b)
the completion or performance of any obligations required to be undertaken pursuant to any agreement entered into by the Seller (solely with respect to the Reinsured Business), the Company or any Ceding Company (solely with respect to the Reinsured Business) prior to the date of this agreement (and, in respect of any such obligations which would prevent or have prevented compliance with clause 4.1, the Purchaser will be promptly notified where reasonably practicable);

(c)
any action necessary (in the reasonable belief of the Seller or the relevant Retained Group Member) in order to comply with any requirement of applicable Law (and in respect of any such matter the Purchaser shall be consulted as far in advance as is practicable in the circumstances);

(d)
any matter expressly provided for contemplated in this agreement or the other Transaction Documents or reasonably necessary to give effect to any of them (and in respect of any such matter the Purchaser shall be consulted as far in advance as is practicable in the circumstances); or

(e)	any matter undertaken at the express written request of the Purchaser.

4.3
Subject to applicable legal and regulatory requirements, between the date of this agreement and Completion and upon reasonable notice being given by the Purchaser, the Seller shall, and shall procure that the Company and the Ceding Companies (solely with respect to the Reinsured Business) shall, consult with the Purchaser on a reasonably regular basis (and the Seller shall procure that the Company and the Ceding Companies (solely with respect to the Reinsured Business) shall, (subject to any obligations they may have under existing agreements) allow the Purchaser and its representatives reasonable access during Working Hours to the senior executives of the Company and the Ceding Companies in respect of the Reinsured Business and the books and records of the Ceding Companies relating to the Reinsured Business and such other information reasonably requested by the Purchaser as shall allow them to make a reasonably detailed assessment of the conduct and operation of the Reinsured Business; provided that the Seller and its Affiliates may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party in effect on the date of this agreement or (B) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege; provided, further, that with respect to clauses (A) or (B)

above, the Seller and its Affiliates will discuss with Purchaser a reasonable solution to transfer the information referred to in this clause 4.3 to Purchaser without violating any such privilege or confidentiality restriction. The Purchaser shall be responsible for, and shall reimburse, all reasonable, out-of-pocket costs incurred by the Seller and its Affiliates in complying with this clause 4.3. Notwithstanding anything to the contrary in this clause 4.3, the Purchaser will have no right to obtain Tax information with respect to the Ceding Companies or the Company except as expressly set out in Schedule 7.

4.4
Between the date of this agreement and the earlier of the Completion Date or this agreement being terminated in accordance with its terms, the Purchaser shall not amend, modify, supplement, terminate or waive any provision of the Escrow Agreement, enter into any side agreement relating thereto, or take any other action that would result in (i) any Investor that is a party to the Escrow Agreement having any right: (x) to the return of funds delivered from the escrow fund governed by the Escrow Agreement, the Purchaser or any Affiliate of the Purchaser or (y) not to fully discharge its obligations thereunder or (ii) any person having the right to, directly or indirectly, delay or prohibit the distribution of funds from the escrow fund governed by the Escrow Agreement.

5.	EFFECT OF TERMINATION AND PURCHASER TERMINATION FEE

5.1
Subject to clause 5.2, if this agreement is terminated in accordance with clauses 3.4, 7.4 or 7.5, then all of the rights and obligations of the parties under this agreement shall end (except for the provisions of this clause 5.1 and clauses 1 and 13 to 25 (inclusive)) but all rights and liabilities of the parties which have accrued before termination shall cease, and each party irrevocably and unconditionally waives such rights and covenants not to bring any Claim or commence any Proceedings in respect thereof; provided, however that neither this clause 5.1 nor any other provision of this agreement shall relieve any party from liability for fraud, fraudulent misrepresentation or intentional and material breach of this agreement prior to such termination.

5.2	If:

(a)	this agreement is terminated by Seller pursuant to clauses 7.4 or 7.5 or

(b)
this agreement is terminated by either party pursuant to clause 3.4 and, at the time of such termination, any Investor has materially breached its obligations under an Investor Undertakings Letter Agreement and such breach has been a primary cause of the failure of the Condition in paragraph 1 of Schedule 1 to be fulfilled, then in either case the Purchaser shall, no later than one (1) Business Day following the date of such termination, deliver instruction to the Escrow Agent authorizing the release of the Purchaser Termination Fee to the bank account notified by the Seller to the Purchaser.

5.3
The sole and exclusive remedy of the Seller against the Purchaser and its Affiliates to collect monetary damages for any and all losses, claims, expenses, liabilities or damages suffered or incurred by the Seller prior to Completion will be the Purchaser Termination Fee payable in accordance with clause 5.2 following the termination of this agreement. If Completion occurs, including in the situation that the Seller has obtained a remedy of specific performance against the Purchaser to cause the Purchaser to complete this agreement, the Seller shall not be entitled to receive the Purchaser Termination Fee.

5.4
If the Purchaser fails to promptly pay the Purchaser Termination Fee when due, and, in order to obtain such payment, the Seller commences a suit that results in a judgment against the Purchaser for the amount of the Purchaser Termination Fee, the Purchaser shall cause the Seller to be paid from the Escrow Account, as applicable, all amounts ordered to be paid by the court, together with simple interest on such amounts at a rate of LIBOR plus two per cent (2%) per annum computed based on a 365-day year, from and including the termination date, to, but excluding, the date of payment.

5.5
Each of the parties hereto acknowledges and agrees that the agreements contained in this clause 5 are an integral part of the transactions contemplated hereby, and that without these agreements, the Seller would not enter into this agreement, and that any amounts payable pursuant to this clause 5 constitute a genuine pre-estimate of loss.

5.6	Nothing in this clause 5 shall limit the entitlement of the parties to seek to obtain an injunction, specific performance or other equitable relief as contemplated by clause 11.

5.7
The Seller shall, within one (1) Business Day following receipt of such written instruction from the Purchaser with respect to the disposition of the relevant funds from the Escrow Account following a termination of this agreement, either (a) provide written acknowledgement with respect to such instruction or (b) deliver a written notice to the Escrow Agent and the Purchaser disputing the basis of such instruction.

6.	CONSIDERATION AND CAPITALISATION OF THE COMPANY

6.1	The total consideration for the sale of the Shares shall be the payment by the Purchaser of the Consideration. Consideration shall be paid from the Escrow Account.

6.2
On or prior to the date that the Company, the Retrocessionaire and each of the Ceding Companies enter into the Retrocession Agreements, the Seller shall (a) cause the Ceding Companies to pay to the Retrocessionaire on a funds withheld basis the amount set out in Line D “Total Premiums Receivable” of the Company Capitalisation Plan in the manner and on the terms set forth in the Retrocession Agreements, (b) contribute, or cause to be contributed, to the Retrocessionaire by means of a deposit or credit to one or more of the funds withheld accounts to be established under the Retrocession Agreements Initial Funding Assets with an aggregate market value as of the date of contribution as determined by a third-party pricing service reasonably selected by the Seller equal to the amount set out in in Line E “Deemed Contribution to the Funds Withheld Accounts” of the Company Capitalisation Plan and (c) cause cash and/or investment assets as may be reasonably selected by the Purchaser from the investment assets then-owned by the Seller and that were previously communicated to the Purchaser for such purposes with an aggregate market value as of the date of contribution as determined by a third-party pricing service reasonably selected by the Seller equal to the amount set out in Line F “Required Capital Contribution” of the Company Capitalisation Plan to be contributed to an account of the Retrocessionaire.

6.3
Prior to the entry of the Company, the Retrocessionaire and each of the Ceding Companies into the Retrocession Agreements, the Seller shall procure that the cash and/or investment assets set forth on Appendices A and C to the Reconciliation Methodologies are maintained in the applicable Security Accounts (as defined in the Retrocession Agreements) and not sold, transferred or otherwise removed from such accounts, except, in each case, (i) in connection with the payment or settlement of Losses (as defined in the Retrocession Agreement) or other expenses expressly permitted to be deducted from such Security Accounts under the terms of the related Security Agreements (as defined in the Retrocession Agreement) and Retroceded Policies (as defined in the Retrocession Agreement) following December 31, 2013 (provided that Seller shall consult with the Purchaser prior to selling any investments in the Security Accounts) or (ii) as expressly permitted by this Agreement or the Reconciliation Methodologies.  The parties acknowledge that any investment income received in respect of the assets in the Security Accounts shall be credited to the Security Accounts.

7.	COMPLETION

7.1
Completion shall take place no later than 11.00 a.m. on the Completion Date. Completion will take place at the offices of Attride‑Stirling & Woloniecki at Crawford House, 50 Cedar Avenue, Hamilton HM11, Bermuda or at such other place as the parties may agree in writing.

7.2	At Completion the Seller shall do those things listed in Part A of Schedule 4 and the Purchaser shall do those things listed in Part B of Schedule 4.

7.3	Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

7.4
If the respective obligations of the Seller and/or the Purchaser under clause 7.2 and Schedule 4 are not complied with on the Completion Date, subject always to clause 3.4, the Purchaser (in the case of non-compliance by the Seller) or, as the case may be, the Seller (in the case of non-compliance by the Purchaser) may:

(a)	defer Completion (so that the provisions of this clause 7 shall apply to Completion as so deferred); or

(b)	proceed to Completion as far as practicable (without limiting its rights under this agreement); or

(c)	terminate this agreement by notice in writing to the other party.

7.5
Either party may terminate this agreement at any time prior to Completion by written notice to the other party if such other party fails to comply in all material respects with or perform any of its agreements, covenants, conditions or obligations hereunder that are required to be performed or complied with by it prior to the date of such termination and such breach is not cured within thirty (30) days following receipt by the breaching party of written notice from the non-breaching party requesting such breach to be cured (or such lesser period if such thirty (30) day period would otherwise lapse beyond the Long Stop Date).

7.6
For the avoidance of doubt but without limiting clause 13, any party’s right to terminate this agreement in accordance with clauses 3.4, 7.4 or 7.5 is not exclusive of any of the rights, powers and remedies provided by law.

8.	RECONCILIATION AMOUNT

8.1	Determination of Completion Reconciliation Amounts.

(a)
The Seller shall prepare and, at least five (5) Business Days prior to the anticipated Completion Date, deliver to the Purchaser a Reconciliation Amount Calculation Report estimated as of the anticipated Completion Date (the “Estimated Reconciliation Amount Calculation Report”) in accordance with the Reconciliation Methodologies and in the same format as the Reference Reconciliation Amount Calculation Report for the period commencing as of the Reference Date and ending immediately prior to the Completion Date.

8.2	Determination of Final Reconciliation Amounts.

(a)
Within sixty (60) Business Days following the Completion Date, the Seller shall prepare and deliver to the Purchaser a Reconciliation Amount Calculation Report as of the Completion Date (the “Initial Reconciliation Amount Calculation Report”), which shall be prepared in accordance with the Reconciliation Methodologies and in the same format as the Reference Reconciliation Amount Calculation Report for the period commencing as of the Reference Date and ending immediately prior to the Completion Date.

(b)	Initial Reconciliation Amount Calculation Report Review and Dispute:

(i)
If the Purchaser has any objection to any line item or items set out in the Initial Reconciliation Amount Calculation Report on the basis of (1) manifest arithmetic error or (2) the Initial Reconciliation Amount Calculation Report not being prepared in accordance with the requirements set out in clause 8.2(a), the Purchaser shall deliver a detailed written statement describing such objections to the Purchaser within forty-five (45) Business Days of receipt thereof (the “Initial Reconciliation Amount Calculation Report Dispute Notice”), which shall set out the particular line item or items to which the Purchaser is objecting, the specific dollar amount proposed by the Purchaser for each such item or items, a detailed explanation of the nature and rationale for each such objection and a narrative description of how the dollar amount proposed by the Purchaser for each such item or items objected to was derived.

(ii)
The Purchaser shall, and shall cause the Company to, provide the Seller and its representatives, upon the prior written request of the Seller, reasonable access to the books and records of the Company, including internal accounting records of the Company, and shall make reasonably available to the Seller and its representatives employees of the Purchaser and the Company, as and to the extent reasonably necessary for, and for the sole purpose of, this clause 8.2. The Seller shall, and shall cause the Ceding Companies to, provide the Purchaser and its representatives, upon the prior written request of the Purchaser, reasonable access to the books and records of the Ceding Companies relating to the Reinsured Business, including internal accounting records of the Ceding Companies relating to the Reinsured Business, and shall make reasonably available to the Purchaser and its representatives employees of the Ceding Companies involved in the Reinsured Business engaged in the preparation of the Initial Reconciliation Amount Calculation Report, as and to the extent reasonably necessary for, and for the sole purpose of, this clause 8.2.

(iii)
The Purchaser shall be conclusively deemed to have accepted the Initial Reconciliation Amount Calculation Report except as and to the extent that the Purchaser has objected to a particular line item or items in accordance with clause 8.2(b)(i) as set out in the Initial Reconciliation Amount Calculation Report Dispute Notice.

(iv)
If the Purchaser and the Seller are unable to reach a final resolution on all of the Seller’s objections relating to the Initial Reconciliation Amount Calculation Report within thirty (30) Business Days after the Purchaser has received the Seller’s Initial Reconciliation Amount Calculation Report Dispute Notice, either the Purchaser or the Seller may submit the remaining matters in dispute to a jointly selected internationally recognized accounting firm that is not the auditor or independent accounting firm of any of the parties, which firm shall select an independent and impartial partner, who is a chartered accountant, to act as expert (the “Initial Reconciliation Amount Expert”) within ten (10)

Business Days of that firm’s selection by the parties, or as soon as practicable thereafter; provided, however, that if the parties are unable to select such accounting firm within forty-five (45) Business Days after the Purchaser has received the Seller’s Initial Reconciliation Amount Calculation Report Dispute Notice, any party may request the Institute of Chartered Accountants in England & Wales to appoint, within ten (10) Business Days from the date of such request or as soon as practicable thereafter, a partner in an internationally recognized accounting firm that is not the auditor or independent accounting firm of any of the parties, who is a chartered accountant and who is independent and impartial, to act as the Initial Reconciliation Amount Expert for purposes of this clause 8.2(b). Notwithstanding anything to the contrary in this clause 8.2(b)(iv), to the extent that any matters remaining in dispute between the Purchaser or the Seller involve legal matters or matters of contractual interpretation, such disputes shall not be submitted to the Initial Reconciliation Amount Expert pursuant to this clause 8.2(b) for resolution and shall instead be subject to resolution in accordance with clause 25.

(v)
Within ten (10) Business Days of the appointment of the Initial Reconciliation Amount Expert, the Purchaser shall provide the Initial Reconciliation Amount Expert with a copy of the Initial Reconciliation Amount Calculation Report (as modified by any adjustments agreed to in writing by the parties), and the Purchaser and the Seller shall each prepare and deliver to the Initial Reconciliation Amount Expert a detailed written report of such line item or items remaining in dispute, which report shall set out the specific dollar amount proposed by such party for each such item or items and a detailed explanation of the basis and rationale for such party’s positions.

(vi)
The Initial Reconciliation Amount Expert’s review and determination shall be limited to matters objected to by the Seller and shall determine, on the basis of the standards set out in clause 8.2(b)(i), whether and to what extent (if any) the Initial Reconciliation Amount Calculation Report requires adjustment. The Initial Reconciliation Amount Expert shall not review any line items or make any determination with respect to any matter other than those matters set out in the Initial Reconciliation Amount Calculation Report Dispute Notice that remain in dispute (or any other line items affected thereby).

(vii)
The Initial Reconciliation Amount Expert shall request any additional information required to make its determination from the parties within thirty (30) calendar days of its receipt of the detailed written reports of the parties pursuant to clause 8.2(b)(ii). The Purchaser and the Seller shall reasonably cooperate with the Initial Reconciliation Amount Expert and shall provide any non-privileged information and documentation requested by the Initial Reconciliation Amount Expert, including any internal accounting records or work papers, and make reasonably available to the Initial Reconciliation Amount Expert employees of the Purchaser and the Company, on the one hand, and the Seller, on the other hand, in each case that have been involved in the preparation of the Initial Reconciliation Amount Calculation Report or the Initial Reconciliation Amount Calculation Report Dispute Notice, as applicable. Any information and documentation provided by the Purchaser or the Seller to the Initial Reconciliation Amount Expert shall concurrently be provided to the other party to the extent not already so provided.

(viii)
The Initial Reconciliation Amount Expert shall within thirty (30) calendar days of receiving all information required to make a determination issue a written determination finally resolving any remaining objections to the Initial Reconciliation Amount Calculation Report, which determination shall not award amounts above or below, as applicable, the amounts proposed by the Purchaser in the Initial Reconciliation Amount Calculation Report, on the one hand, and the amounts proposed by the Seller in its Initial Reconciliation Amount Calculation Report Dispute Notice, on the other hand. The Initial Reconciliation Amount Expert’s determination shall include a reasonably detailed accounting of any required change to the Initial Reconciliation Amount Calculation Report. The Purchaser and the Seller shall require the Initial Reconciliation Amount Expert to provide its determination within thirty (30) Business Days after its appointment, and otherwise as soon as practicable. In any event, the Initial Reconciliation Amount Expert is required to prepare a written determination and give notice (including a copy) of the determination to the Purchaser and Seller within a maximum of three months of the appointment of the Initial Reconciliation Amount Expert.

(ix)	If the Initial Reconciliation Amount Expert dies or becomes unwilling or incapable of acting, or does not deliver the determination within the time required by this clause 8.2(b) then:

(A)
either party may apply to the Institute of Chartered Accountants in England & Wales to discharge the Initial Reconciliation Amount Expert and to appoint a replacement Initial Reconciliation Amount Expert with the required expertise; and

(B)	this clause 8.2(b) shall apply to the new Initial Reconciliation Amount Expert as if he were the first Initial Reconciliation Amount Expert appointed.

(x)
The Initial Reconciliation Amount Expert shall act as an expert and not as an arbitrator. The determination of the Initial Reconciliation Amount Expert shall be set out in writing and shall be final and binding upon the parties in the absence of manifest error or fraud and may be enforced in any court having jurisdiction; provided, however, that within five (5) Business Days after the transmittal of the Initial Reconciliation Amount Expert’s determination, any party may request in writing to the Initial Reconciliation Amount Expert, with a copy thereof provided to the other party hereto in accordance with clause 16, with such request solely limited to the Initial Reconciliation Amount Expert correcting any clerical, typographical or computational errors in such determination. The other party shall have five (5) Business Days to respond to the Initial Reconciliation Amount Expert in writing to such request, with a copy thereof provided to the other party hereto in accordance with clause 16. The Initial Reconciliation Amount Expert shall dispose of such request if no response was received during such five (5) Business Day period from the other party, within seven (7) Business Days after receiving such request or, if such a response was received during such period, within three (3) Business Days of its receipt of such a response.

(xi)
The Purchaser, on the one hand, and the Seller, on the other hand, shall each bear the respective fees and costs incurred by such party in connection with the matters set out in this clause 8.2(b), except that all fees and disbursements of the Initial Reconciliation Amount Expert (including any fees and costs of any advisers appointed by the Initial Reconciliation Amount Expert) shall be paid by the party who has a greater proportion of matters submitted to the Initial Reconciliation Amount Expert resolved against it by the Initial Reconciliation Amount Expert.

(xii)
Each party shall act reasonably and co-operate to give effect to the provisions of this clause 8.2(b) and otherwise do nothing to hinder or prevent the Initial Reconciliation Amount Expert from reaching his determination.

(xiii)
The “Final Reconciliation Amount Calculation Report” shall mean the Initial Reconciliation Amount Calculation Report, together with any revisions thereto made pursuant to this clause 8.2(b), including, if necessary, the determination of the Initial Reconciliation Amount Expert.

(xiv)	The Final Reconciliation Amount Calculation Report shall be final and binding upon the parties hereto for purposes of the payment, if any, contemplated by clause 8.2(c).

(c)	Calculation of Post-Completion Adjustments.

(i)
If the Reconciliation Amount for any Ceding Company shown on the Final Reconciliation Amount Calculation Report exceeds the Reconciliation Amount shown on the Estimated Reconciliation Amount Calculation Report for such Ceding Company, the Seller shall cause such Ceding Company to pay to the Retrocessionaire an amount equal to such excess in accordance with the terms and conditions of the Retrocession Agreements, together with simple interest on such amounts at a rate of LIBOR plus two per cent (2%) per annum computed based on a 365-day year, from and including the Completion Date, to, but excluding, the date of payment; and

(ii)
If the Reconciliation Amount for any Ceding Company shown on the Final Reconciliation Amount Calculation Report is less than the Reconciliation Amount shown on the Estimated Reconciliation Amount Calculation Report for such Ceding Company, the Purchaser shall cause the Retrocessionaire to pay to such Ceding Company an amount equal to such shortfall in accordance with the terms and conditions of the Retrocession Agreements, together with simple interest on such amounts at a rate of LIBOR plus two per cent (2%) per annum computed based on a 365-day year, from and including the Completion Date, to, but excluding, the date of payment.

9.	THE SELLER’S WARRANTIES AND UNDERTAKINGS

9.1	Subject to the provisions of clause 19, the Seller warrants to the Purchaser that each of the Warranties listed in Schedule 5 is true and accurate as at the date of this agreement.

9.2	The Purchaser’s right to recover if a Warranty has been breached shall be excluded or limited as set out in this clause 9 and Schedule 6.

9.3	The Purchaser’s right to be indemnified under the Tax Covenant shall be limited as set out in Schedule 6 and paragraph 6 of Schedule 7.

9.4	The only Warranties given:

(a)	in respect of Tax are those contained in paragraphs 4.2 and 15 of Schedule 5 and none of the other Warranties shall be deemed to be given in relation to Tax; and

(b)	in respect of insurance matters are those contained in paragraph 10 of Schedule 5 and none of the other Warranties shall be deemed to be given in relation to insurance matters.

9.5
The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if and to the extent that such fact, matter or circumstance is fairly disclosed in the Disclosure Letter.

9.6
The Warranties are qualified only by the facts and circumstances contained or referred to in this agreement, the Transaction Documents, the Data Room, the Disclosure Letter or in any of the documents annexed to the Disclosure Letter.

9.7
Except as provided in paragraph 5, 9.1 and 10.1 of Schedule 5, the Purchaser acknowledges and agrees that the Seller gives no warranty, representation or undertaking as to the accuracy or completeness of any information (including, without limitation, any of the forecasts, estimates, projections, statements of intent or statements of opinion) provided to the Purchaser or any of its advisers or agents (howsoever provided).

9.8
The Purchaser acknowledges and agrees that it shall not make a Claim in respect of any fact, matter or circumstance of which the Purchaser was aware at or prior to the date hereof. For the purposes of this agreement, any fact, matter or circumstance of which the Purchaser is aware shall be deemed to include the actual knowledge, information or belief of Raymond J Brooks, which he has or should have had if he had knowledge of the contents of the Disclosure Letter, the contents of the Data Room, any documents annexed to the Disclosure Letter and any written report or analysis prepared by the Purchaser’s professional advisers in connection with this agreement or the transactions contemplated hereunder.

9.9
The Purchaser undertakes to the Seller (for itself and on behalf of each other member of the Retained Group) that, in the absence of fraud, it has no rights against and may not make any claim against the Seller, any other member of the Seller Group or any director, officer, employee, lawyer, accountant, banker or other adviser, agent, sub-contractor or broker of the Seller or any other member of the Seller Group on whom it may have relied before agreeing to any term of, or entering into, this agreement any Transaction Document or other document referred to herein or therein other than as expressly set out herein or therein.

9.10
The Purchaser acknowledges that it does not rely on and has not been induced to enter into this agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this agreement.

9.11
Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

9.12
If Completion occurs, except for claims for specific performance under clause 11, the provisions in this clause 9 shall be, in the absence of fraud, the sole and exclusive remedy for any breach or inaccuracy of any Warranty. The Purchaser acknowledges (for itself and on behalf of each other member of the Purchaser Group) that the only remedies available to it and them in respect of this agreement (and the Transaction Documents) are damages for breach of contract and none of them shall have any right to rescind or terminate this agreement or any Transaction Document or any of the transactions contemplated hereby or thereby either for breach of contract (including any Warranty)

or for negligent or innocent misrepresentation or otherwise; provided, however, that the provisions of this clause 9.12 shall not exclude any liability or any right to rescind this agreement or any Transaction Document in respect of any statement made fraudulently by the Seller prior to execution of this agreement or any right which the Purchaser or any member of the Purchaser’s Group may have in respect of fraudulent misrepresentation.

10.	THE PURCHASER’S WARRANTIES AND UNDERTAKINGS

10.1	The Purchaser warrants to the Seller that each of the Purchaser Warranties set out in Schedule 5 is true and accurate as at the date of this agreement.

10.2
Each of the Purchaser’s Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Purchaser’s Warranty.

10.3	From and after Completion, the Purchaser shall have no Liability in respect of any Claim by the Seller unless:

(a)	the amount of the Liability pursuant to that individual Claim exceeds one million dollars ($1,000,000) (each a “Qualifying Claim”); and

(b)
the aggregate amount of all Qualifying Claims exceeds six million dollars ($6,000,000) in which event the Purchaser shall be liable for the entire amount of such Qualifying Claims and not merely the excess over such threshold.

10.4
From and after Completion, the maximum aggregate Liability of the Purchaser in relation to Claims under this agreement and in respect of the warranties contained in the Administration Services Agreement shall not exceed one hundred and ninety-nine million five hundred thousand dollars ($199,500,000).

10.5
The limitations of Liability contained in this clause 10 shall not apply to any Liability for any Claim to the extent that the same is attributable to fraud or fraudulent misrepresentation on the part of the Purchaser.

11.	SPECIFIC PERFORMANCE

11.1
Each of the parties hereto agrees that where the other party breaches any provision of this agreement, then damages may not be a sufficient remedy and the non-breaching party shall be entitled to seek such legal or equitable remedies or relief as are available to it, including injunctive relief (whether interim or final) and specific performance. Furthermore, each party hereto agrees that if the other party brings an action seeking an equitable remedy to enforce the provisions of this agreement, neither of them will oppose the granting of such remedy, whether on the ground that there is or are suitable alternative remedy(ies) or otherwise. Notwithstanding the foregoing, the Seller will not seek such legal or equitable remedy or relief if the Purchaser Termination Fee has been paid.

12.	EFFECT OF COMPLETION

12.1
Any provision of this agreement and any other documents referred to in it which by its terms is required to be performed after Completion shall survive Completion until it has been performed or satisfied. Any provision of this agreement required to be performed by such party before Completion which has not been performed at or before Completion shall not survive Completion; provided, that a party may deliver a Claim for breach thereof so long as it gives written notice of such Claim specifying in reasonable detail the matter which gives rise to the Claim, the nature of the Claim and the amount claimed, as soon as reasonably practicable after the Claim has arisen or after the claiming party realised that a Claim would, could or might be made, and in any event by no later than 18 months from the Completion Date.

13.	REMEDIES AND WAIVERS

13.1	This agreement may only be varied in writing signed by each of the parties.

13.2	No delay or omission by any party to this agreement in exercising any right, power or remedy provided by Law or under this agreement or any other documents referred to in it shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver thereof.

13.3
The single or partial exercise of any right, power or remedy provided by Law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

13.4
Except as otherwise expressly provided in this agreement, the rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

14.	FURTHER ASSURANCE
Each of the parties shall, from time to time, on being required to do so by any of the other parties, do or procure the doing of all such acts and/or execute or procure the execution of such documents in a form satisfactory to the party concerned, as the party concerned may consider necessary for giving full effect to this agreement and securing to each party the full benefit of the rights, powers and remedies conferred upon it in this agreement.

15.	ENTIRE AGREEMENT

15.1
This agreement and the Transaction Documents constitute the whole and only agreement between the parties relating to the subject matter of this agreement and the Transaction Documents and supersede all previous agreements, whether written or oral between the parties in relation to these transactions. Accordingly, all other terms, conditions, representations, warranties and any other statements which would otherwise be implied (by law or otherwise) shall not form part of this agreement or the Transaction Documents. In entering into this agreement and the Transaction Documents, each party to this agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in them.

15.2	The Purchaser (for itself and on behalf of each other member of the Purchaser Group) confirms that:

(a)
in entering into this agreement it has agreed not to rely on any representation (including without limitation any misrepresentation or any misstatement), warranty, collateral contract, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this agreement or the Transaction Documents; and

(b)
in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation (including without limitation any misrepresentation or any misstatement), warranty, collateral contract, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this agreement or with any of the Transaction Documents are contained or referred to in this agreement or such Transaction Document, and for the avoidance of doubt and without limitation, neither party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this agreement).

16.	NOTICES

16.1
A notice under this agreement shall only be effective if it is in writing (other than writing on the screen of a visual display unit and e-mail which shall not be treated as writing for the purposes of this clause 16.1).

16.2	Notices under this agreement shall be sent to a party to this agreement at its address and for the attention of the individual set out below:

Party and title of individual	Address	Telephone No.
GreyCastle Holdings Ltd.	Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda	441 295 1422
FAO: The Secretary

Party and title of individual	Address	Telephone No.
XL Insurance (Bermuda) Ltd	One Bermudiana Road, Hamilton, HM 08, Bermuda	441 294 7222
FAO: Corporate Secretary
provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause 16.2.

16.3	Any notice given under this agreement shall be deemed to have been duly given as follows:

(a)	if delivered personally, on delivery; and

(b)	if sent by first class inland post, two clear Business Days after the date of posting.

16.4
Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

16.5	The provisions of this clause 16.5 shall not apply in relation to the service of any claim form, application notice, order or judgment or other document relating to any Proceedings.

17.	ANNOUNCEMENTS

17.1
No announcement concerning the subject matter of this agreement or any of the Transaction Documents shall be made by the Seller on the one hand or the Purchaser on the other hand without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed. This clause 17.1 does not apply in the circumstances described in clause 17.2.

17.2	Any party may make an announcement concerning the sale of the Shares or any ancillary matter if required by:

(a)	Law; or

(b)
any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject, wherever situated, whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other before making such announcement.

17.3	The restrictions contained in this clause 17 shall continue to apply after Completion or termination of this agreement without limit in time.

18.	CONFIDENTIALITY

18.1	Each party to this agreement shall treat as confidential all information obtained as a result of entering into or performing this agreement which relates to:

(a)	the provisions of this agreement;

(b)	the negotiations relating to this agreement;

(c)	the subject-matter of this agreement;

(d)	in the case of the Purchaser, the Retained Group; or

(e)	in the case of the Seller, the Purchaser, the Purchaser Group and the Company.

18.2
The Purchaser shall, and the Purchaser shall procure that the Company shall, treat as confidential all information received or obtained as a result of entering into or performing this agreement which relates to any Retained Group Member. The Seller shall treat as confidential all information obtained as a result of entering into or performing this agreement which relates to either the Purchaser, the Purchaser Group or, following Completion, the Company.

18.3
The Purchaser shall, and shall procure that the Company shall, (i) treat as confidential and (ii) not disclose or use for any marketing purposes all information regarding customers and policyholders of Retained Group Members who are not customers or policyholders of the Company, to the extent that such information was obtained prior to Completion in connection with:

(a)	the Company being a member of the same group of companies as the Seller and its subsidiary undertakings; or

(b)	the Company having access to any books and records, personnel or information technology systems of any Retained Group Member.
Each undertaking contained in this clause 18.3 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Purchaser.

18.4	Notwithstanding the other provisions of this clause 18, any party may disclose confidential information:

(a)	if and to the extent required by the law of any relevant jurisdiction;

(b)
if and to the extent required by any securities exchange, Governmental Authority, Regulatory Authority or Tax Authority to which that party is subject, wherever situated, whether or not the requirement has the force of law;

(c)	if and to the extent required to vest the full benefit of this agreement in that party;

(d)	to its professional advisers, auditors, actuaries and bankers;

(e)	to the Company (in the case of any disclosure by the Purchaser) or to any Retained Group Member (in the case of any disclosure by the Seller);

(f)	if and to the extent necessary to carry out shared service arrangements with third parties which any Retained Group Member may enter into from time to time with the Company;

(g)	if and to the extent necessary to perform its obligations under any of the Transaction Documents;

(h)	to a credit rating agency;

(i)	if and to the extent the information has come into the public domain through no fault of that party;

(j)	if and to the extent (in the case of any disclosure by the Seller) the Purchaser or (in the case of any disclosure by the Purchaser) the Seller has given prior written consent to the disclosure; or

(k)	in the case of Seller, the Ceding Companies or any other Retained Group Member, to the cedents in respect of the Reinsured Business.
Any information to be disclosed pursuant to clauses 18.4(a) or 18.4(b) shall, where practicable in the circumstances and not otherwise prohibited, be disclosed only after notice to the Purchaser (in the case of any disclosure by the Seller) or the Seller (in the case of any disclosure by the Purchaser).

19.	ACKNOWLEDGMENTS BY THE PURCHASER
Notwithstanding anything to the contrary in this agreement or any other Transaction Document, the Purchaser acknowledges and agrees that the Seller makes no representation, warranty, covenant or agreement with respect to, and nothing contained in this agreement, any other Transaction Document or in any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby, is intended or shall be construed to be a representation or warranty (express or implied), covenant or agreement of the Seller, the Company or any member of the Retained Group, for any purpose of this agreement, any other Transaction Document or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby, with respect to (i) the adequacy, sufficiency or adverse development of the reserves of the Company or the Reinsured Business, (ii) the effect of the adequacy, sufficiency or adverse development of the reserves of the Company or the Reinsured Business on any “line item” or asset, liability or equity amount and (iii) the recoverability of any reinsurance recoverables under any retrocession agreement. Furthermore, subject to paragraph 5.1 of Schedule 5, the Purchaser acknowledges and agrees that no fact, condition, circumstance or event relating to or affecting the development of the reserves of the Company or the Reinsured Business may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this agreement, any other Transaction Document or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby.

20.	COSTS AND EXPENSES
Save as expressly provided otherwise in this agreement or any of the Transaction Documents, each party to this agreement shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this agreement, the Transaction Documents and all other documents referred to in any of them. The Purchaser shall be responsible for the payment of any Transfer Taxes arising in relation to the purchase of the Shares.

21.	COUNTERPARTS

21.1	This agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

21.2	Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

22.	INVALIDITY
If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this agreement.

23.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

23.1
The parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

23.2	All benefits conferred by this agreement on any Retained Group Member shall be enforceable by the Seller as trustee for and on behalf of the relevant Retained Group Member.

23.3	From and after Completion, any benefits conferred by this agreement on the Company shall be enforceable by the Purchaser as trustee for and on behalf of the Company.

24.	CHOICE OF GOVERNING LAW
This agreement and all non‑contractual or other obligations arising out of or in connection with it or its subject matter are governed by English law.

25.	JURISDICTION

25.1
Other than as set out in clause 8.2, the courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this agreement (a “Dispute”) including a dispute regarding the existence, validity or termination of this agreement or the consequences of its nullity.

25.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

25.3
The parties agree that the documents which start any Proceedings relating to a Dispute and any other documents required to be served in relation to such Proceedings may be served on the Purchaser in accordance with clause 24. These documents may, however, be served in any other manner allowed by law. This clause 25.3 applies to all Proceedings wherever started.

25.4
The Purchaser irrevocably agrees to indemnify, keep indemnified and hold harmless the Seller or any of its Affiliates on an after‑Tax basis against and from all claims, demands, applications, actions, Proceedings, orders, judgments, assessments, penalties, liabilities, damages, losses (including, without limitation, any losses whatsoever which arise out of any delay in the Purchaser being able to prosecute Proceedings under clause 25.1), interest, costs and expenses (including, without limitation, all fees and disbursements whatsoever of legal and other advisors) which the Seller or any of its Affiliates may suffer or incur as a result of any breach of, or failure to comply with, the exclusive jurisdiction agreement in clause 25.1 by the Purchaser.

26.	LEGAL REPRESENTATION
Each of the parties hereby agrees that each of Seller’s Solicitors may serve as counsel to the Seller and its Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this agreement and the consummation of the transactions contemplated hereby, and that, following Completion and the other transactions contemplated by the Transaction Documents, each of Seller’s Solicitors may serve as counsel to any member of the Seller Group or any director, partner, officer, employee or Affiliate of any member of the Seller Group in connection with any litigation, claim or obligation arising out of or relating to this agreement or the transactions contemplated by the Transaction Documents notwithstanding such representation and each of the parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of the parties shall procure any Affiliate thereof to consent to waive any conflict of interest arising from such representation. The Purchaser agrees that, as to all communications among each of Seller’s Solicitors, the Company, the Seller and their respective Affiliates that relate to the transactions contemplated by this agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller and its Affiliates, as applicable, and may be controlled by the Seller and its Affiliates and shall not pass to or be claimed by any of the Purchaser or the Company. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or the Company, on the one hand, and a third party (other than any member of the Seller Group), on the other hand, after Completion, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by each of Seller’s Solicitors to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Seller. This clause 26 is for the benefit of the Seller Group and such persons are intended third party beneficiaries of this clause 26.

27.	AGENT FOR SERVICE OF PROCESS

27.1
Each party which is not a company incorporated in England and Wales shall at all times maintain an agent for service of process in England. The Seller irrevocably appoints XL Services UK Ltd. of 70 Gracechurch St, London EC3V 0XL, United Kingdom and the Purchaser irrevocably appoints the Purchaser Service Provider (each such entity or any replacement agent appointed pursuant to clause 27.3 the “Agent”) as its agent for such purpose.

27.2
Without prejudice to any other permitted mode of service, each party agrees that service of any claim form, notice or other document for the purpose of any Proceedings begun in England shall be duly served upon it if served on the Agent in any manner permitted by the Civil Procedure Rules, whether or not it is forwarded to the party.

27.3
If for any reason the Agent appointed by any party at any time ceases to act as such, the party shall promptly appoint another such agent and promptly notify the other parties of the appointment and the new agent’s name and address. If the party concerned does not make such an appointment within seven (7) Business Days of such cessation, then any other party may do so on its behalf and shall notify the other parties if it does so.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

Signed by for and on behalf of GREYCASTLE HOLDINGS LTD.	) ) )	/s/ Raymond J. Brooks Title: CEO

Signed by for and on behalf of XL INSURANCE (BERMUDA) LTD	) ) )	/s/ Stanley Lee Title: SVP, Chief Financial Officer

Schedule 1
Conditions

1.	Regulatory Consent (Bermuda)
(a)

(i)
The Bermuda Monetary Authority under Section 30D of the Insurance Act having given written notification that it has no objection to the person(s) nominated by the Purchaser becoming a shareholder controller (as defined in the Insurance Act) of the Company; or

(ii)
if such notice has not been given, the period for the Bermuda Monetary Authority giving a corresponding notice of objection having elapsed without the Bermuda Monetary Authority having given any such notice of objection; and

(b)
The Bermuda Monetary Authority under the relevant provisions of the Exchange Control Act 1972 (and related regulations) having given written notification that it has no objection to the person(s) nominated by the Purchaser becoming a shareholder of the Company.

2.	Capitalisation of the Company
The transactions contemplated by clause 6.2 of the agreement having been completed.

3.	The Seller’s Warranties and Covenants
Each of the Warranties contained in paragraphs 1, 3, 4 and 13 of Schedule 5 being true and correct on the date of this agreement as if made on the date of this agreement and as of the Completion Date (except to the extent that any such Warranties are given as of a particular date or relate solely to a particular date or period, in which case such Warranties being true and correct as of such date or period), except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifiers therein) would not, individually or in the aggregate, have a Material Adverse Effect. Each other Warranty contained in Schedule 5 being true and correct on the date of this agreement as if made on the date of this agreement (except to the extent that any such Warranties are given as of a particular date or relate solely to a particular date or period, in which case their being true and correct as of such date or period), except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifiers therein) would not, individually or in the aggregate, have a Material Adverse Effect. Each of the covenants of the Seller and its Affiliates contained in Schedule 3 having been complied with in all material respects in accordance with the terms of this agreement.

4.	Prudential Regulation Authority, Financial Conduct Authority and Central Bank of Ireland Review
The Prudential Regulation Authority, the Financial Conduct Authority and the Central Bank of Ireland having indicated to the Seller that it has received in a form satisfactory to the Seller, acting reasonably, all the information it had requested or required in relation to the proposed retrocession of the Reinsured Business, the entry into the Administration Services Agreement and any related investment management arrangements (the “Reinsurance Transaction”) and the Prudential Regulation Authority and, to the extent they decide necessary, the Financial Conduct Authority,  having issued to the Seller a no-objection letter or other such comfort reasonably acceptable to the Seller with respect to the Reinsurance Transaction without imposing or seeking to impose any material condition thereon or on the Sellers and its Affiliates or imposing any material capital requirements.

5.	Legal Opinion
The Seller and the Ceding Companies having received opinions from their respective Bermuda and United Kingdom legal advisors (the “Opinion Counsels”), each in form and substance satisfactory to the Seller that each of the segregated accounts at the Company that will hold the Reinsured Business, the Deed of Charge, the Participation Agreement and any related security arrangements in respect of the Reinsured Business will be enforceable for the sole benefit of the Ceding Companies and/or Seller to the exclusion of any other person (collectively, the “Opinions”); provided, that (i) the substantially final forms of Opinions shall have been provided to the Purchaser prior to the date hereof and (ii) each Opinion shall be provided to the Seller and the Ceding Companies by the respective Opinion Counsel immediately prior to the Completion Date except to the extent of any event or change in Law occurring after the date of this agreement which, in the reasonable determination of such Opinion Counsel, would cause such Opinion to be incorrect if it were to be provided by such Opinion Counsel immediately prior to Completion.

6.	The Purchaser’s Warranties and Covenants
Each Purchaser’s Warranty contained in Schedule 9 being true and correct on the date of this agreement as if made on the date of this agreement (except to the extent that any such Purchaser’s Warranties are given as of a particular date or relate solely to a particular date or period, in which case such Purchaser’s Warranties being true and correct as of such date or period), except where the failure to be true and correct (without regard to any materiality or similar qualifiers therein) would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by the Transaction Documents. Each of the Purchaser’s covenants under this agreement having been complied with in all material respects in accordance with the terms of this agreement.

Schedule 2
Steps to Completion

1.	The Seller and the Purchaser shall each:

(a)	use their reasonable endeavours to fulfil or procure the fulfilment of the Conditions as soon as practicable and in any event before the Long Stop Date;

(b)
co-operate in a commercially reasonable manner to take the actions set forth in clause 2 of the form of Administration Services Agreement as if such agreement were in effect as of the date of this agreement.  Notwithstanding anything to the contrary herein, as soon as reasonably practicable and in any case no later than two (2) weeks after the date of this agreement, the Seller shall cause XL Services and the Services Recipients to, and the Purchaser shall cause the Purchaser Service Provider to, enter into the Administration Services Agreement;

(c)
use their reasonable endeavours to finalise any Transaction Documents (other than as set out in paragraph 1(b) above) as at the date of this agreement as soon as practicable and in any event before the Long Stop Date; and

(d)
keep the other informed about any material developments regarding the fulfilment of any Condition or any matter, fact or circumstance which will or would reasonably be expected to prevent any of the Conditions from being satisfied on or prior to the Long Stop Date of which it becomes aware, and shall notify the other promptly upon it becoming aware of the fulfilment of any Condition; provided, that the failure of a party to provide any notice contemplated by this paragraph 1(d) shall not (x) constitute a failure to satisfy any condition set out in Schedule 1, (y) otherwise relieve any person from its obligation to consummate the transactions contemplated by the Transaction Documents or (z) in and of itself provide the basis for any party to seek damages in respect of any breach of covenant or warranty.

2.	The Purchaser shall:

(a)	keep the Seller informed as to any material developments regarding the fulfilment of each of the Conditions and any other Relevant Consent; and

(b)
notify the Seller and provide copies any material communications from any Governmental Authority, non-governmental regulatory agency or securities exchange relating to the status or timing of any Relevant Consent where such communications have not been independently or simultaneously supplied to the Seller;

(c)
to the extent reasonably practicable, provide the Seller with the right to review in advance, and to the extent practicable, to consult with the Purchaser, in each case subject to applicable Law, the portion of any filing made with, communication with or written materials submitted to, any Governmental Authority, non-governmental regulatory agency or securities exchange by the Purchaser in connection with any Relevant Consent;

(d)
promptly deal and communicate with, and prepare all submissions and communications to any Governmental Authority, non-governmental regulatory agency or securities exchange in relation to obtaining any Relevant Consent on a basis which is at all times consistent with the Business Plan;

(e)
inform the Seller in advance of all proposed meetings or telephone calls which are arranged in advance with Governmental Authorities, non-governmental regulatory agencies or securities exchanges in relation to Relevant Consents;

(f)
where reasonably requested by the Seller and where permitted by the Governmental Authority, non-governmental regulatory agency or securities exchange concerned, allow persons nominated by the Seller to attend all meetings, and participate in all telephone calls, with such Governmental Authority, non-governmental regulatory agency or securities exchange and, where appropriate, to make oral submissions at such meetings or during such telephone calls provided that, in any such case, the meeting or telephone call is arranged in advance and such entitlement shall apply to such part of the meeting or telephone call as relates (or, as applicable, to the extent to which they relate) to the status or timing of any Relevant Consent;

(g)
provide (i) to the Seller any information regarding the Purchaser reasonably requested by the Seller or any Governmental Authority, non-governmental regulatory agency or securities exchange in connection with the Condition set out in paragraph 4 of Schedule 1 and (ii) any information reasonably requested by the Seller (in connection with any Relevant Consent being sought by the Seller) or any Governmental Authority, non-governmental regulatory agency or securities exchange to such person in connection with any other Relevant Consent, in each case as promptly as practicable following any such request;

(h)	be primarily responsible for the fulfilment of the Condition set out in paragraph 1 of Schedule 1 and accordingly shall:

(i)
on or prior to 12 May 2014 submit to each relevant Regulatory Authority (or instruct such submission on its behalf) a signed Notice of Control (attaching the Business Plan as required) relating to the Purchaser and each relevant member of the Purchaser Group in respect of their proposed acquisition of control of the Company, which is in all material respects in the form of the relevant Draft Notice of Control and which the Purchaser acting reasonably regards as duly completed in accordance with applicable Law and guidance given by the relevant Regulatory Authority;

(ii)
promptly provide such information, and make available such personnel as may be reasonably requested, to each relevant Regulatory Authority in relation to itself and the Purchaser Group, and any explanation or clarification of or further information in relation to any aspect of the relevant Notice of Control to be submitted in accordance with paragraph 2(h)(i) of this Schedule 2 as such Regulatory Authority may require in connection therewith; and

(i)
to the extent permitted by applicable Law, request confidential treatment of all communications, documents and other information filed with or submitted to any Governmental Authority in connection with any filings, notifications or submissions made with respect to the transactions contemplated by the Transaction Documents.

3.	The Seller shall:

(a)	keep the Purchaser informed as to progress towards fulfilment of each of the Conditions and any other Relevant Consent; and

(b)
notify the Purchaser and provide copies of the portion of any material communications from any Governmental Authority, non-governmental regulatory agency or securities exchange relating to the status or timing of any Relevant Consent solely in respect of the purchase and sale of the Shares or the Retrocession Agreements where such communications have not been independently or simultaneously supplied to the Purchaser;

(c)
to the extent practicable and subject to applicable Law, provide the Purchaser with the right to review in advance and to consult with the Seller, solely with respect to any filing made with, communication with or written materials submitted to, any Governmental Authority, non-governmental regulatory agency or securities exchange by the Company solely in respect of transactions contemplated by this agreement and any of the Transaction Documents;

(d)
promptly deal and communicate with, and prepare all submissions and communications to, Governmental Authorities, non-governmental regulatory agencies or securities exchanges in relation to Relevant Consents;

(e)
inform the Purchaser in advance of all proposed meetings or telephone calls which are arranged in advance with governmental or regulatory bodies or other persons (including any Regulatory Authority or securities exchange) in relation to the Conditions;

(f)
provide (i) to the Purchaser any information regarding the Seller or the Seller Group reasonably requested by the Purchaser or any Governmental Authority, non-governmental regulatory agency or securities exchange in connection with the Condition set out in paragraph 1 of Schedule 1 and (ii) any information reasonably requested by the Purchaser (in connection with any Relevant Consent being sought by the Purchaser) or any Governmental Authority, non-

governmental regulatory agency or securities exchange to such person in connection with any other Relevant Consent, in each case as promptly as practicable following any such request;

(g)
where reasonably requested by the Purchaser and where permitted by the governmental or regulatory body or other person concerned and in the Seller’s reasonable opinion the attendance of the Purchaser will not adversely affect the outcome of that meeting, allow persons nominated by the Purchaser to attend meetings, and participate in telephone calls, with such Governmental Authority, non-governmental regulatory agency or securities exchange that have been planned solely in respect of the transactions contemplated by this agreement and any of the Transaction Documents as either relates to the identity of the Purchaser and, to the extent any Governmental Authority, non-governmental regulatory agency or securities exchange wishes to discuss matters relating to the Purchaser in any other meeting, to use its reasonable endeavours to promptly notify Purchaser. The foregoing shall not apply to any discussions with Seller or its Affiliates that do not relate to the transactions contemplated by this agreement or any of the Transaction Documents, in whole or in part;

(h)
be primarily responsible for the fulfilment of the Condition set out in paragraph 4 of Schedule 1 and accordingly shall promptly provide such information to each relevant Regulatory Authority in relation to itself and the Seller Group, and any explanation or clarification of or further information in relation to any aspect of the relevant application from the Seller and each relevant member of the Seller Group as such Regulatory Authority may require in connection therewith;

(i)
to the extent permitted by applicable Law, request confidential treatment of all communications, documents and other information filed with or submitted to any Governmental Authority, non-governmental regulatory agency or securities exchange in connection with any filings, notifications or submissions made with respect to the transactions contemplated by the Transaction Documents; and

(j)	cause the bye-laws of the Company to be adopted substantially in the form of Exhibit G.

4.
For the purposes of Schedule 2, “Relevant Consent” means any consent, approval or action of any Governmental Authority, non-governmental regulatory agency or securities exchange necessary for Completion to take place or which could otherwise materially affect whether or not Completion occurs or any of the arrangements among any of the Seller (or any Ceding Company or Life), the Company and the Purchaser (or any member of the Purchaser Group) as contemplated in this agreement or any of the Transaction Documents.

5.
Neither the Seller, on the one hand, nor the Purchaser or any member of the Purchaser Group, on the other hand, shall take or cause to be taken any action that could reasonably be expected to materially delay, impair or impede receipt of any Relevant Consent or the satisfaction of any Condition.

Schedule 3
Conduct Of Business Before Completion
The acts and matters referred to in clause 4.1 are each of the following, and shall be applicable only to the Company unless otherwise specified herein:

(a)	Sell or dispose of, grant, terminate or modify any options or rights in respect of, or attaching to, any shares or loan capital.

(b)
Create, allot, issue, repay or redeem any shares or loan capital (other than any issue of fully paid shares by the Company to the Seller or an Affiliate of the Seller for cash funds immediately available to the relevant company on allotment of such shares).

(c)	Grant any option over or other right to subscribe for or purchase any shares or any uncalled capital, or issue any security convertible into shares.

(d)	Reduce any uncalled or unpaid liability in respect of its share capital, or any capital redemption reserve or share premium account.

(e)	Alter the provisions of its memorandum, bye-laws or any document forming part of the governing instrument of any segregated accounts of the Company.

(f)	Pass any resolution by its members in general meeting except resolutions passed in respect of ordinary business at an annual general meeting.

(g)	Purchase any shares, or conduct any reorganisation or reduction of share capital.

(h)	Enter into any contract or agreement with any person or, other than in connection with its incorporation and organisation, assume or incur, any liability, obligation or expense.

(i)	Declare, pay or otherwise make any non-cash dividend or other distribution on any shares or other equity interest.

(j)	Acquire or agree to acquire an interest in a corporate body, or merge, amalgamate or consolidate with a corporate body or any other person, or participate in any kind of corporate reconstruction.

(k)
With respect to the Company or, solely in respect of the Reinsured Business, any Ceding Company or Life, sell or dispose or assign or transfer or pledge by any other means whatsoever, any Investment Asset held in respect of the Reinsured Business, other than in the ordinary course of business pursuant to its applicable investment guidelines or otherwise consistent with past practice or as contemplated by Schedule 11.

(l)	Make any advance, loan, deposit or gift of money to any person.

(m)	Create or grant any mortgage, pledge, lien, charge, assignment or hypothecation or other security interest or encumbrance on, over or affecting any part of the assets of the Company.

(n)	Give any guarantee or indemnity other than in connection with its incorporation and organisation.

(o)
With respect to the Company or, solely in respect of the Reinsured Business, any Ceding Company or Life, change the investment policies in respect of Investment Assets held in respect of the Reinsured Business.

(p)	Make any capital commitment or expenditure other than in connection with its incorporation and organisation.

(q)
With respect to the Company or, solely in respect of the Reinsured Business, any Ceding Company, enter into, materially vary or terminate any outbound reinsurance or reassurance contract which is material to the Reinsured Business.

(r)	Change its residence for Taxation purposes.

(s)	Discontinue to a jurisdiction outside of Bermuda or transfer its registration to any jurisdiction other than Bermuda.

(t)	Change its accounting reference date.

(u)
Change its auditors or make any material change to its accounting or actuarial practices or policies, except where such change is recommended by its auditors as a consequence of a change in generally accepted accounting practices or policies applicable to companies carrying on businesses of a similar nature, or as a consequence of a change in Law.

(v)	With respect to the Company or, solely in respect of the Reinsured Business, any Ceding Company or Life, discontinue or cease to operate all or a material part of the Reinsured Business.

(w)
With respect to the Company or, solely in respect of the Reinsured Business, any Ceding Company, make any material changes to the terms and conditions of any Specified Treaty other than in the ordinary course of business.

(x)
With respect to the Company or, solely in respect of the Reinsured Business, any Ceding Company or Life, alter the practice of the Reinsured Business regarding the treatment of premium arrears and policy cancellations from that existing at the date of this agreement.

(y)
With respect to the Company or, solely in respect of the Reinsured Business, any Ceding Company or Life, commence, settle, abandon or compromise any litigation or arbitration proceedings involving a claim or liability in excess of £200,000, except for any such proceedings in relation to (i) any matter relating to this agreement, (ii) any complaints made or claims brought by policyholders in respect of policies sold or issued by any of the Ceding Companies solely with respect to the Reinsured Business (iii) to the extent required by the rules of or any guidance issued by any Regulatory Authority, or (iv) any matter within the scope of a current accounting provision provided it is within the amount of such provision.

(z)	Employ, engage or dismiss (otherwise than for cause) any employee or enter into any agreement with any consultant.

(aa)	With respect to the Company or any person acting on behalf of the Company, act in non-compliance with the Operating Guidelines.

(bb)	Conduct or carry out any business or trading activity.

(cc)
With respect to the Company or, solely in respect of the Reinsured Business, any Ceding Company or Life, enter into any agreement, arrangement or undertaking (conditional or otherwise) to do any of the foregoing.

(dd)	Hold a board meeting of the Company outside Bermuda or have any director attend a board meeting of the Company from outside Bermuda.

Schedule 4
Completion Arrangements

PART A
The Seller’s Obligations

At Completion, the Seller shall:

1.	deliver to the Purchaser or the Purchaser’s Solicitors:

(a)
duly executed transfers in respect of the Shares in favour of the Purchaser and (where a second shareholder is necessary) its nominee and share certificates (or an indemnity in a form acceptable to the Purchaser acting reasonably) for the Shares in the name of the Seller in the name of the relevant registered holder;

(b)	such waivers or consents as are necessary to enable the Purchaser or its nominees to be registered as holders of the Shares;

(c)	a voting power of attorney in the agreed form in respect of the Shares;

(d)
duly executed counterparts of each of the Transaction Documents (other than the Administration Services Agreement), on behalf of itself and its Affiliates, insofar as not delivered or due for delivery upon execution of this agreement; and

(e)	the letter of appointment of its Agent, countersigned by the Agent acknowledging its appointment.

2.	make available to the Purchaser at the registered office of the Company:

(a)
the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name), and common seal (if any) of the Company;

(b)
executed copies of the resignation letters in the agreed form of such directors and/or secretary of the Company as are notified by the Purchaser to the Seller at least 5 Business Days prior to Completion; and

(c)
a copy (certified as correct by the secretary of the Seller, the Company or any Ceding Company (as the case may be) or by the Seller’s Solicitors) of the authority under which each of the Transaction Documents has been executed by the Seller, the Company or any Ceding Company (as applicable).

3.	procure board meetings of the Company to be held at which:

(a)
it shall be resolved that the transfers to take effect as at the Completion Date relating to the Shares shall be approved for registration and each transferee registered as the holder of those Shares in the register of members;

(b)
provided that they may be lawfully so appointed, each of the persons nominated by the Purchaser shall be appointed directors or secretary of the Company, as the Purchaser shall direct, such appointments to take effect immediately after Completion;

(c)	the resignations referred to in paragraph 2(b) of this Part shall be tendered and accepted so as to take effect at the close of the meeting; and

(d)	any powers of attorney or authorities granted by the Company in favour of the Seller or any Ceding Company shall be terminated.

PART B
The Purchaser’s Obligations

1.	At Completion, the Purchaser shall:

(a)
deliver written instruction to the Seller for acknowledgement, and upon receipt of the Seller’s acknowledgement, promptly deliver written instruction to the Escrow Agent authorising the release of the Consideration to the bank account notified by the Seller to the Purchaser;

(b)	deliver to the Seller or the Seller’s Solicitors, counterpart originals of:

(i)
duly executed counterparts of each of the Transaction Documents (other than the Administration Services Agreement and the Escrow Agreement) on behalf of itself and its Investors and Affiliates, insofar as not delivered or due for delivery upon execution of this agreement;

(ii)
a copy (certified as correct by the secretary of the Purchaser or by the Purchaser’s Solicitors) of the authority under which each of the Transaction Documents has been executed by the Purchaser or its Affiliates (as applicable);

(iii)	consents of each of the persons nominated by the Purchaser to be appointed director or secretary of the Company; and

(iv)	the letter of appointment of its Agent, countersigned by the Agent acknowledging its appointment.

(c)	Notwithstanding anything herein to the contrary, the Purchaser’s obligation to fund the Consideration is not relieved to the extent the Escrow Property (as defined in the Escrow Agreement) is less than five hundred seventy million dollars ($570,000,000).

Schedule 5
Warranties

1.	Ownership of the Shares

1.1	The Seller is the sole beneficial owner of the Shares.

1.2
There is no mortgage, charge, pledge, lien or other form of security interest or encumbrance on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any.

2.	Capacity

2.1	The Seller is a company validly existing under the laws of Bermuda.

2.2	The Seller has the requisite power and authority to enter into and perform each of the Transaction Documents to which it is a party.

2.3
The obligations of the Seller under this agreement constitute, and the obligations of the Seller under the Transaction Documents will when executed and delivered constitute, binding obligations of the Seller in accordance with their respective terms.

2.4
Subject to the fulfilment or (where applicable) waiver of the Conditions, the execution and delivery of, and the performance by the Seller of its obligations under, this agreement and the other Transaction Documents to which it is a party will not:

(a)	result in a material breach of any provision of the memorandum or articles of association of the Seller;

(b)	result in a material breach of, or constitute a default under, any agreement or instrument to which the Seller is a party or by which the Seller is bound;

(c)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound; or is applicable to the Reinsured Business;

(d)	require the consent of the shareholders of (i) the Seller, (ii) the Company or (iii) any Ceding Company; or

(e)
except as expressly provided for in this agreement or any other Transaction Document, require any of the Seller or the Ceding Companies (in each case, solely with respect to the Reinsured Business) to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof, in any such case on an unconditional basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement or governmental approvals).

3.	Corporate Matters

3.1	The Shares constitute the whole of the allotted and issued share capital of the Company and have been validly issued and allotted and are fully paid up.

3.2
Other than this agreement, there is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any shares (including the Shares) or any debentures in or securities of the Company.

3.3	None of the Shares are subject to any rights of pre-emption or restrictions on transfer.

3.4	The Company does not have any interest in any body corporate or undertaking (other than through Investment Assets held in the ordinary course of business).

3.5	The information given in Schedule 8 is true and accurate save with respect to any non-material administrative errors.

3.6
The copies of the bye-laws, memorandum of association of the Company and the documents comprising the governing instrument of the segregated accounts of the Company which have been made available to the Purchaser are complete and accurate, have attached to them copies of all shareholders’ resolutions required so to be attached and fully set out the rights and restrictions attaching to each class of share capital of the Company to which they relate.

3.7
The copies of the bye-laws, memorandum of association of the Company and the documents comprising the governing instrument of the segregated accounts of the Company have not been amended at any time since formation.

3.8	All documents which should have been delivered by the Company to its registry have been so delivered.

3.9
The business of the Company is being conducted in accordance with its memorandum of association and bye‑laws and any documents comprising the governing instrument of any segregated accounts of the Company and so far as the Seller is aware the Company has not entered into any ultra vires transactions.

3.10
The Company is a company validly existing under the laws of Bermuda and has the power and authority under its constitutional documents to conduct its business as conducted as at the date of this agreement.

3.11
There has been no failure by the Company or its officers to comply with the provisions of the Companies Act, including the provisions as to filing of returns, particulars, resolutions and other documents with Governmental Authorities or to comply with all legal requirements in connection with the formation of the Company and with issues of shares and other securities that has had a Material Adverse Effect.

3.12	The Company has not employed any person or entered into agreements with any consultant.

3.13	The Company is not currently trading, nor has it ever traded prior to the Retrocession Agreements being entered into between the Company and the Ceding Companies.

4.	Absence of Changes Since Reference Date; Regulatory Returns

4.1	Since the Reference Date (or, in the case of the Company, since the date of its formation) until the date of this agreement, other than as contemplated by the Transaction Documents:

(a)	there has been no adverse change in the financial position of the Reinsured Business individually or as a whole that has had or would reasonably be expected to have a Material Adverse Effect;

(b)	the Company has not entered into any agreement or contract, or incurred, or agreed to provide a guarantee over, any indebtedness;

(c)	the Company has not committed to make any expenditure on capital account;

(d)
no resolution in general meeting or written resolution of the shareholders of the Company has been passed other than resolutions relating to its formation and organisation and the routine business of annual general meetings;

(e)	no change in the accounting reference period of any of the of the Ceding Companies in respect of the Reinsured Business or the Company has been made;

(f)	no interim or final dividend or other distribution has been declared, paid or otherwise made by the Company;

(g)
the Company has not created, allotted, issued, acquired, repaid, repurchased or redeemed share or loan capital (whether conditionally or not) or made an agreement or undertaken an obligation to do any of those things;

(h)
all claims arising under contracts of reinsurance constituting the Reinsured Business have been processed in the ordinary course, and otherwise consistently with the manner in which such processing has been operated in the twelve months prior to the Reference Date;

(i)	the Company has not lent any money to any person;

(j)
the Company has not created or granted any mortgage, pledge, lien, charge, assignment or hypothecation or other security interest or encumbrance on, over or affecting any part of the assets of the Company;

(k)
except in the ordinary course of business, no debtor has been released by the Company on terms that he pays less than the book value of any debt and no debt has been written off or has proved to be irrecoverable to any extent;

(l)	the Company has not conducted or carried out any business or trading activity; and

(m)	the Company has not discontinued to a jurisdiction outside Bermuda nor has it been registered in any other jurisdiction other than Bermuda.

4.2	Since 9 April 2014 until the date of this agreement, other than as contemplated by the Transaction Documents, the Company has been in compliance with the Operating Guidelines.

4.3
The returns filed by each of the Ceding Companies with each competent Regulatory Authority pursuant to any law relating to prudential matters, or any regulation or rule of such Regulatory Authority relating to prudential matters, in respect of the year ended 31 December 2013 were made in compliance in all respects which are material to the Reinsured Business taken as a whole with all such laws, regulations and rules.

5.	Actuarial Matters

5.1
The Seller has provided to the Purchaser or its Representatives prior to the date hereof the Specified Reports relating to the Reinsured Business. The factual data set out in the Specified Reports (i) were derived from the books and records of the Ceding Companies, (ii) with respect to the in-force files comprising a portion thereof, were based on the Specified Treaties and (iii) reflected in all material respects factual information that is consistent with the underlying information received by the Ceding Companies from the applicable cedents under the Specified Treaties, except to the extent any such factual information received from the applicable cedents was modified or excluded by the Seller or its Affiliates on the basis of Professional Belief. None of the persons identified in the Disclosure Letter have any actual knowledge of material errors in information provided from cedents that are contained in the Specified Reports that were identified during the ordinary course audit process performed by the Ceding Companies.

5.2
No cedent under the Specified Treaties has given objections, either in writing or so far as the Seller is aware, orally, to the amount of collateral held in respect of any single premium annuity treaty of such cedent that is included in the Specified Treaties.

6.	Contracts and Commitments

6.1	As of the date of this agreement, the Company is not a party to any contract with any person.

7.	Powers of Attorney
The Company has not given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties.

8.	Borrowings

8.1	The Company does not have any indebtedness for borrowed money.

8.2	The Company has not lent or agreed to lend any money which has not been repaid to it nor does it own the benefit of any debt.

9.	Hedging

9.1
The Data Room contains copies of all relevant contracts in relation to each outstanding material derivative agreement entered into by the Company, including any stock lending and repurchase agreements.

10.	Reinsurance

10.1
True and complete copies of all of the in-force third party reinsurance contracts to which any of the Ceding Companies is party and which is material to the Reinsured Business taken as a whole have been made available to Milliman, Inc. So far as the Seller is aware, there is no material breach of, or any invalidity or grounds for determination, rescission, avoidance or repudiation of any such contact.

10.2
There are no outstanding claims by any of the Ceding Companies under any of the reinsurance contracts referred to in paragraph 10.1 of this Schedule 5 which are disputed in writing and are of an amount in excess of £200,000 for a single event or series of similar events.

10.3
So far as the Seller is aware, no circumstances exist which would render any of the reinsurance contracts referred to in paragraph 10.1 of this Schedule 5 unenforceable by reason of non-disclosure or any notified claim made thereunder irrecoverable owing to non-compliance by any of the Ceding Companies with the terms thereof.

10.4
Since the Reference Date, there has been no single claim (over £200,000) against any party to any reinsurance contract referred to in paragraph 10.1 of this Schedule 5 outstanding or made by any of the Ceding Companies which such other party has refused in writing to meet in part or which such other party has provided written notice of dispute of such claim.

11.	Regulatory and Compliance

11.1
As of the date hereof, all material authorisations, licences, consents, permissions and approvals required for or in connection with the carrying on of the Reinsured Business are in full force and effect in each country where such business is being carried on.

11.2
Copies of all correspondence during the twelve months ending on the date of this agreement between any of the Ceding Companies and the Company, on the one hand, and any Regulatory Authority, on the other hand, with respect to material regulatory matters solely relating to the Reinsured Business have been made available to the Purchaser.

11.3	None of the authorisations, licences, consents, permissions or approvals referred to in paragraph 11.1 (above) have been revoked, suspended, cancelled, not renewed,

materially varied or made subject to any material restriction or condition (in whole or in part) and no such revocation, suspension, cancellation, non-renewal, material variance or material restriction or condition has been threatened in writing by any Regulatory Authority prior to the date of this agreement.

11.4
During the two years prior to the date of this agreement, except for routine assessments, there has been no written notification from any Regulatory Authority that any of the Ceding Companies and the Company is or has been the subject of any inquiry, investigation, injunction or restitution order, by a Regulatory Authority in connection with the Reinsured Business which has had or is likely to have a Material Adverse Effect.

11.5
None of the Ceding Companies and/or the Company has received in the two years prior to the date of this agreement any written notice from any Regulatory Authority or other governmental agency alleging any non-compliance with any statute, regulation, decree or judgment of a court in connection with the Reinsured Business which has not been remedied and which is likely to have a Material Adverse Effect.

11.6
During the two years prior to the date of this agreement, each of the Ceding Companies and the Company has in all material respects carried on its business and operations with respect to the Reinsured Business in material compliance with the relevant rules (including but not limited to anti-money laundering rules) of each Regulatory Authority from which it has received an authorisation, licence, consent, permission or approval and has in all material respects during the two year period carried on its business and operations in compliance with all applicable laws relating to its conduct of regulated business.

11.7
Each of the Ceding Companies and the Company has filed all material reports, data and other information, applications and notices required to be filed with or otherwise provided to the relevant Regulatory Authority during the two years prior to the date of this agreement in connection with the Reinsured Business.

11.8
As of the date of this agreement, none of the Ceding Companies and the Company is a claimant or defendant in or otherwise a party to any material litigation, arbitration, regulatory or disciplinary proceedings with any Regulatory Authority in connection with the Reinsured Business which are in progress and which is in relation to the Reinsured Business nor have any such proceedings been threatened in writing by or against the Ceding Companies and the Company, in each case where those proceedings would have a Material Adverse Effect.

11.9
During the two years prior to the date of this agreement, none of the Ceding Companies and the Company nor any of their respective directors or employees has been investigated or audited (in the case of any employee, in connection with any act or omission in the course of his employment) in connection with the Reinsured Business, resulting in the Regulatory Authority imposing any material fines or penalties or exercising any other material disciplinary measure.

11.10
Details of all current regulatory authorisations, licences, permission, registrations, certificates, approvals or consents held by any Ceding Company in respect of the Reinsured Business or the Company are in the Data Room.

11.11
The Investment Assets of each of the Ceding Companies and the Company held in connection with the Reinsured Business consist of securities and other investments in which such person is permitted to invest under the applicable laws, regulations and supporting rules in the jurisdictions where such person is regulated.

12.	Litigation

12.1
As of the date of this agreement, none of the Ceding Companies or the Company is (otherwise than as claimant in the collection of debts arising in the ordinary course of business other than for outstanding premiums) engaged in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise, in connection with the Reinsured Business which has a value on its own (or when aggregated with matters of the same underlying cause) of £200,000 or more.

12.2
As of the date of this agreement, so far as the Seller is aware, there is not any threatened litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against any of the Ceding Companies in connection with the Reinsured Business, which has a value on its own (or when aggregated with matters of the same underlying cause) of £200,000 or more.

12.3	As of the date of this agreement, no unsatisfied judgment which has a value on its own of £200,000 or more is outstanding against any of the Ceding Companies in connection with the Reinsured Business.

13.	Insolvency and Winding Up

13.1
No order has been made and no resolution has been passed for the winding up of the Ceding Companies or the Company and no petition has been presented for the purpose of winding up any of the Ceding Companies or the Company or for a provisional liquidator or examiner to be appointed in respect of any of the Ceding Companies or the Company.

13.2	No action is being taken to strike any of the Ceding Companies or the Company off the register under such person’s jurisdiction of registration or incorporation.

13.3
No administration order has been made and no petition or application for such an order has been made or presented and no administrator has been appointed and no procedure has been commenced with a view to the appointment of an administrator in respect of any of the Ceding Companies or the Company.

13.4
No receiver (which expression shall include an administrative receiver or deemed official receiver) has been appointed in respect of any of the Ceding Companies or the Company or all or any of its or their assets.

13.5
No composition or similar arrangement with creditors (including a voluntary arrangement) has been proposed under any relevant insolvency legislation in respect of any of the Ceding Companies or the Company.

13.6	No moratorium under any relevant insolvency legislation is in force in respect of any of the Ceding Companies or the Company.

13.7
None of the Ceding Companies or the Company is insolvent, or unable to pay its debts as they fall due, within the meaning of any relevant insolvency legislation, or has stopped paying its debts as they fall due.

14.	Data Protection

14.1
None of the Ceding Companies has, in connection with the Reinsured Business, received a notice (including any information or enforcement notice), letter or complaint from any competent data protection authority alleging a breach by such member of any applicable Data Protection Legislation or requesting information relating to its data protection policies or practices or has been ordered to pay any administrative or other fine by any competent data protection authority relating to breach by such member of any applicable Data Protection Legislations.

14.2
No order has been made against any of the Ceding Companies for the rectification, blocking, erasure or destruction of any data under any applicable Data Protection Legislation that is material to the Reinsured Business.

14.3	Within the last three years prior to the date of this agreement:

(a)	no actions, prosecutions, claims or enforcements have been brought under applicable Data Protection Legislation against any of the Ceding Companies in respect of the Reinsured Business; and

(b)
so far as the Seller is aware, no actions, prosecutions, claims or enforcements have been brought under applicable Data Protection Legislation against any current or former officer of any of the Ceding Companies in respect of the Reinsured Business or any current or former employee of any of the Ceding Companies in respect of the Reinsured Business relating to conduct by such officer or employee at a time when such person was an officer or employee of the relevant person and in the context of the performance of his or her duties as an officer or employee of the relevant person.

15.	Tax
Tax Liabilities

15.1
All Tax that is shown as due and payable in the Tax Returns which are referred to in paragraph 15.2 below for which the Company is liable (including amounts required by applicable law to be deducted or withheld by the Company in respect of payments made by it) and which has fallen due for payment has been duly paid.

Tax returns

15.2
All notices, computations and Tax Returns which ought to have been submitted to a Tax Authority by the Company have been properly and duly so submitted and all such notices, computations and Tax Returns submitted to a Tax Authority are true, accurate and complete in all material respects and are not the subject of any material dispute with a Tax Authority.

15.3	All material records which the Company is required by Law to keep for Tax purposes since the Relevant Tax Date have been duly kept.

15.4	The Company has not requested from any Tax Authority any extensions of time for the filing of any currently outstanding Tax Returns or other documents relating to Tax.
Penalties and interest

15.5	The Company has not since the date of its formation paid or become liable to pay any interest, penalty, surcharge or fine by virtue of any statutory provision relating to Tax.
Concessions and arrangements

15.6
The amount of Tax chargeable on the Company has not been affected to any material extent by any special concession, agreement or other formal or informal arrangement with any Tax Authority (not being a concession, agreement or arrangement available to companies generally).

Investigations

15.7	The Company has not since the Relevant Tax Date been subject to and is not currently subject to any non-routine investigation or audit by any Tax Authority.
Tax grouping

15.8	The Company has not, nor has the Company at any time had, its Tax affairs dealt with on a consolidated basis or formed a fiscal unity.
Tax residence

15.9
So far as the Seller is aware, the Company (i) is not treated for any Tax purpose as resident in a country other than Bermuda, and (ii) has not had a branch, agency or permanent establishment for corporate income tax purposes in a jurisdiction other than Bermuda.

Agreements with Tax Authorities

15.10
There is no agreement or arrangement between the Company and any Tax Authority pursuant to which the Company is authorised not to comply with a requirement which, but for such agreement or arrangement, would be its statutory obligation.

Disputes

15.11
There is no dispute or disagreement outstanding with any Tax Authority nor, so far as the Seller is aware, is any contemplated by any Tax Authority at the date of this agreement regarding any material liability or potential material liability to any Tax (including penalties or interest) recoverable from the Company or regarding the availability of any material relief from Tax of the Company.

Treaty Studies

15.12
Based upon a report prepared by an internationally reputable consulting firm dated December 31, 2010, as of such date, at least 85% of the outstanding common shares of XL Group plc were owned by institutional shareholders based in the United States.

Schedule 6
Limitation on Liability of The Seller

1.	Application of this Schedule
The parties intend that all of the provisions of this Schedule 6 apply to any Claim against the Seller (for the avoidance of doubt this does not include any claim against the Seller for any breach of the Tax Warranties or any claim under the Tax Covenant, which shall be subject solely to the provisions of the Tax Covenant and to paragraphs 2(a)(ii), 2(b), 3.2, 4, 7, 8 and 11 only of this Schedule 6, and solely with respect to any claim against the Seller for any breach of the Tax Warranties, to paragraph 5 of this Schedule 6).

2.	Time Period
The Seller shall not be liable in respect of any Claim unless the Purchaser shall have:

(a)
given written notice of such Claim specifying in reasonable detail the matter which gives rise to the Claim, the nature of the Claim and (to the extent reasonably available to the Purchaser) the amount claimed, as soon as reasonably practicable after the Claim has arisen or after the Purchaser realised that a Claim would, could or might be made, and in any event by no later than the date specified below:

(i)	in the case of a Claim (other than a Claim under the Tax Warranties or the Tax Covenant): 18 months from the Completion Date;

(ii)	in the case of a Claim under the Tax Warranties or the Tax Covenant: seven years from the Completion Date; and

(b)
unless otherwise agreed in writing by the Seller or unless the relevant Claim has previously been settled between the Seller and the Purchaser, commenced and validly served Proceedings in respect of the relevant Claim within six months of the date of notification of such Claim in accordance with paragraph 2(a) above.

3.	Quantum

3.1	The Seller shall have no Liability in respect of any Claim by the Purchaser unless:

(a)	the individual Claim is a Qualifying Claim; and

(b)	the aggregate amount of all Qualifying Claims exceeds six million dollars ($6,000,000) in which event the Seller shall be liable for the entire amount of such Qualifying Claims.

3.2	The maximum aggregate Liability of the Seller (and its Affiliates) in relation to Claims under this agreement, under the Tax Covenant and claims in respect of the warranties contained in the Administration Services Agreement, shall not exceed one hundred and ninety-nine million five hundred thousand dollars ($199,500,000).

4.	Contingent Liabilities
The Seller shall have no Liability in respect of any Claim which is based on any Liability which is contingent unless and until such contingent Liability becomes an actual Liability and is due and payable but this paragraph 4 shall not operate to avoid a claim made in respect of a contingent Liability within the time limit specified in paragraph 2(a) above and containing such details as are specified in paragraph 2(a) above provided that Proceedings in respect of the Claim have been commenced by being both issued and validly served on the Seller, within three months of such contingent Liability becoming an actual Liability.

5.	Other Exclusions

5.1	The Seller shall not be liable in respect of any Claim if and to the extent that:

(a)	the Claim would not have arisen but for a breach by the Purchaser of any of its obligations under this agreement or any other Transaction Document;

(b)
such Claim is caused or increased by any voluntary act, omission, transaction or arrangement carried out by: (A) the Company or any Ceding Company at the written request, or with the written consent, of the Purchaser before Completion; (B) the Company after Completion (other than in the ordinary and proper course of the Reinsured Business as carried out at the date of this agreement); or (C) the Purchaser or any other member of the Purchaser Group (other than the Company) before or after Completion;

(c)
it relates to any Liability which arises as a result of the passing of, or any change in, any law, rule, regulation or administrative practice of any Governmental Authority (including the interpretation thereof) including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation, any imposition of Taxation, any withdrawal of relief from Taxation or any extra-statutory concessions of any Tax Authority, in each case, not actually (or prospectively) in effect at the date of this agreement;

(d)
it relates to any Liability which arises as a result of any change after Completion of the date to which the Company or any other member of the Purchaser Group makes up its accounts or in the accounting policies or practices of them;

(e)
it relates to any Liability, which would not have arisen but for a cessation, or any change in the nature or conduct, of any trade carried on by any the Company at Completion, being a cessation or change occurring on or after Completion;

(f)	the subject of the Claim has been or is made good or is otherwise compensated for without cost, to the Purchaser or any other member of the Purchaser Group; or

(g)	the Claim is increased by virtue of either the Purchaser or any other member of the Purchaser Group failing to comply with the provisions of paragraph 6 below.

5.2	The Seller shall not have any Liability in respect of any Claim for any punitive, indirect, economic or consequential loss, loss of profit or loss of opportunity.

5.3
The limitations of Liability contained in this Schedule 6 shall not apply to any Liability for any Claim to the extent that the same is attributable to fraud or fraudulent misrepresentation on the part of the Seller.

6.	Conduct of Claims

6.1
If the Purchaser or any other member of the Purchaser Group becomes aware of any claim by a third party which might result in a Claim being made or any other matter or circumstance which could give rise to a Claim, the Purchaser shall:

(a)
procure that notice thereof is promptly (and in any event within 30 days of becoming aware of it) given to the Seller as regards any such claim, matter or circumstance but shall (subject to the remaining provisions of this paragraph 6) retain conduct of such claim, subject to consultation and the provision of information to the Seller;

(b)
allow, and shall procure that the Company shall provide, reasonable access to the Seller and its representatives upon reasonable notice and during normal business hours to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim, and for such purpose the Purchaser shall, and shall procure that the Company and the relevant Purchaser Group companies shall, give all such reasonable information (however stored or recorded) and reasonable assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its representatives may reasonably request;

(c)	subject to the Seller agreeing to reimburse and indemnify the Purchaser against its reasonable costs and expenses:

(i)	take all such action and institute any Proceedings, and give any information and assistance, as the Seller may reasonably request to:

(A)	dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or

(B)	enforce against a person (other than the Seller) the rights of any member of the Purchaser Group in relation to the matter.

6.2
If a Claim is as a result of, or in connection with, a claim by or Liability to, a third party, then the Purchaser shall not, and shall procure that no other member of the Purchaser Group shall, admit Liability in respect of the claim, and shall procure that the claim shall not be compromised, disposed of or settled without the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned).

7.	Recovery Only Once
No Liability shall attach to the Seller in respect of any Claim to the extent that the same loss has been recovered by the Purchaser under any other Warranty or term of this agreement or any other document entered into pursuant hereto and accordingly the Purchaser may only recover once in respect of the same loss.

8.	Recovery From Insurers, Other Persons and Tax Benefits

8.1
Where the Purchaser or any other member of the Purchaser Group is at any time entitled to recover from some other person (including from any insurer under any insurance policy) any sum in respect of a matter giving rise to a Claim (such claim a “Third Party Claim”) the Purchaser shall, and shall procure that the other relevant member of the Purchaser Group shall, take all reasonable steps to enforce recovery under such Third Party Claim. In the event that the Purchaser or any other member of the Purchaser Group shall recover any amount from such other person, the amount of the claim against the Seller shall be reduced by the amount so recovered less all reasonable costs of recovery.

8.2
If at any time the Seller pays to the Purchaser an amount in respect of a Claim and the Purchaser or any other member of the Purchaser Group subsequently recovers or becomes entitled to recover from another person an amount which is referable to the matter giving rise to the Claim, the Purchaser shall immediately notify the Seller and, if relevant, shall, and shall procure that that member of the Purchaser Group shall, take such action as the Seller may reasonably require to enforce the recovery against the person in question and:

(a)
if the Purchaser has already received an amount in satisfaction of a Claim and the amount received in respect of the Claim is more than the Sum Recovered (as defined in paragraph 8.3 below) the Purchaser shall immediately pay to the Seller the Sum Recovered;

(b)
if the Purchaser has already received an amount in satisfaction of a Claim and the amount received in respect of the Claim is less than or equal to the Sum Recovered, the Purchaser shall immediately pay to the Seller an amount equal to the amount paid by the Seller; and

(c)
if the Purchaser has not already received an amount in satisfaction of a Claim, the amount of the Claim for which the Seller would have been liable shall be reduced by and to the extent of the Sum Recovered.

8.3
For the purposes of paragraph 8, “Sum Recovered” means an amount equal to the total of the amount recovered from the other person plus any interest in respect of the amount recovered from the person less all reasonable costs and expenses not received from the other person (but excluding internal costs) incurred by the Company or any member of the Purchaser Group in recovering the amount from the person.

8.4
Where the particular Liability suffered or incurred by the Purchaser or any other member of the Purchaser Group in respect of which the Purchaser would, but for this paragraph 8.4, be entitled to bring a Claim is used by any member of the Purchaser Group to offset any past, present or future Liability to Tax, any Claim shall be reduced or extinguished to the extent of the amount of Tax saved less any reasonable costs and expenses (but excluding internal costs) incurred by the Company, the Purchaser or the relevant member of the Purchaser Group in connection with the relevant Liability, provided that the Purchaser shall use, or cause the Company or another member of the Purchaser Group to use, the particular Liability in priority to any other Liability available to offset against any past, present or future Liability to Tax.

9.	Mitigation
The Purchaser shall take all reasonable action to mitigate any loss suffered by it or any other member of the Purchaser Group in respect of a matter giving rise to a Claim and nothing in this Schedule 6 restricts or limits the general obligation at law of the Purchaser to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim.

10.	Remediable Breach
The Seller shall not be liable in respect of any Claim to the extent that within 10 days following receipt of notification thereof in accordance with paragraph 2 of this Schedule 6 the matter giving rise to such claim is remedied to the reasonable satisfaction of the Purchaser without cost or disruption to the Company.

11.	General
If, at any time after the date of this agreement, the Seller wishes to insure against its Liability in respect of Claims, the Purchaser shall provide such information as a prospective insurer may reasonably require before effecting the insurance.

Schedule 7
Tax Covenant

PART A
General

1.	INTERPRETATION

1.1
In this Schedule 7, unless the contrary intention appears, words and expressions defined in this agreement have the same meaning and any provisions in this agreement concerning matters of construction or interpretation shall also apply and:

“Accounting Period” means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of Tax, are measured or determined;
“Event” includes, any event, transaction (including the execution of and Completion of this agreement), act, omission or occurrence of any nature whatsoever and whether or not the Company or the Purchaser is a party to it (or any event, transaction, act, omission or occurrence deemed to occur for Tax purposes);
“Paragraph 2 Liability” has the meaning ascribed to it in paragraph 6(b) of Part A to this Schedule 7;
“Post-Completion Relief” means a Relief arising as a consequence of or in connection with an Event occurring after Completion or any income profits or gains earned, accrued and received after Completion;
“Potential Liability” means a liability to or claim for Tax which may result in a claim against the Seller under this Schedule 7, or which may result in a claim against the Seller for a breach of a Tax Warranty;
“Pre‑Completion Tax Affairs” means the Tax affairs of the Company for which the Seller is responsible under sub-paragraph 1.1 of Part B to this Schedule 7; and
“Relief” means any loss, allowance, credit, relief, deduction or set-off in respect of Tax or any right to a repayment of Tax.

1.2	In this Schedule 7, references to:

(a)	“profits” include income, profits or gains of any description and from any source;

(b)	profits earned on or before a certain date or in respect of a certain period include profits treated as, or deemed to be, earned on or before that date or in respect of that period for Tax purposes;

(c)	“profits earned” include profits earned, accrued or received (or treated as, or deemed to be, earned, accrued or received for Tax purposes);

(d)
“Tax” includes, (a) in a case where Tax for which the Company is liable is discharged by another person, the amount corresponding to that Tax for which the Company is, after that discharge, liable, and (b) Tax for which the Company is liable on behalf or for the account of another person; and

(e)
For the purposes of this Schedule 7, the Company shall be deemed to be liable for a payment of Tax, and to make that payment of Tax, if the Company would be liable for that payment of Tax but for the use or setting off against profits or against a liability to pay Tax of Post-Completion Relief.

1.3	In this Schedule 7, unless the contrary intention appears, a reference to a paragraph or paragraphs is a reference to a paragraph or paragraphs of this Schedule 7.

1.4
The headings in this Schedule 7 do not affect its interpretation and unless otherwise specified, a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted.

2.	COVENANT

2.1
The Seller covenants with the Purchaser that, from and after Completion, subject to the following provisions of this Schedule 7, the Seller will pay to the Purchaser, to the extent possible by way of repayment of the Consideration (but not so as to limit the amount payable where not wholly possible), an amount equal to:

(a)
any payment of Tax made or to be made by the Company, the liability for which arises as a result of or in respect of any Event or Events occurring on or before Completion (other than Tax arising in respect of income, profits or gains earned after Completion as a result of any such Event or Events or in connection with the Retrocession Agreements) or which arises in consequence of or in respect of any income, profits or gains earned, accrued or received on or before Completion; and

(b)
any out-of-pocket costs or expenses reasonably and properly incurred by the Purchaser or the Company solely and directly in connection with any payment of Tax or the non-availability, loss, reduction or cancellation of a right to a repayment of Tax as is, in each case, referred to in the preceding paragraphs or in connection with any action taken in avoiding, resisting or settling any such payment of Tax or such non-availability, loss, reduction or cancellation of a right to a repayment of Tax.

3.	CLAIMS AND PAYMENT

3.1
A payment to be made by the Seller under paragraph 2 of this Part shall be made in cleared and immediately available funds within ten Business Days from the date the Purchaser notifies the Seller that such payment is due.

3.2
If the Seller defaults in making any payment when due of any sum payable under this Schedule 7, it shall pay simple interest on that sum at a rate of LIBOR plus two per cent (2%) per annum computed based on a 365‑day year, from and including the date on which payment is due, to, but excluding, the date of actual payment (after as well as before judgment).

4.	EXCLUSIONS
The covenants contained in paragraph 2 of this Part shall not extend to any liability otherwise falling within this Schedule 7 to the extent that:

(a)
The liability would not have arisen (or would have been reduced) but for a voluntary act or omission carried out or effected by the Company after Completion, or carried out or effected at any time by the Company, the Seller or any Ceding Company at the direction of the Purchaser or any member of the Purchaser Group, other than an act or omission which:

(i)	is in the ordinary course of business as carried on by the Company at Completion and could not reasonably have been avoided;

(ii)	is carried out or effected pursuant to a legally binding obligation entered into on or before Completion;

(iii)	is required by law or any regulatory, financial reporting or accounting practice or requirement;

(iv)	is the preparation of submission of a tax return or computation or other information to a Tax Authority;

(v)	is one that the Purchaser or the party in question could not foresee or could not reasonably have foreseen would give rise to that liability; or

(vi)	has been procured by the Seller without the consent of the Purchaser; or

(b)	it would not have arisen but for a breach by the Purchaser of any of its obligations under this agreement or any other Transaction Document; or

(c)
it relates to any liability which arises as a result of the passing of, or any change in, any law, rule, regulation or possible practice of any Governmental Authority (including the interpretation thereof) including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation, any imposition of Taxation, any withdrawal of relief from Taxation or any extra-statutory concessions of any Tax Authority, in each case, not actually (or prospectively) in effect at the date of this agreement, except to the extent that the liability should reasonably have been anticipated as a result of an announcement made or draft legislation published relating to that change before Completion.

5.	LIMITATIONS
The liability of the Seller under this Schedule 7 shall be limited as follows:

(a)	as set out in Schedule 6;

(b)
the Seller shall not be liable in respect of any amount otherwise due under the covenants contained in paragraph 2 of this Part (for the purposes of this paragraph 5, a “Paragraph 2 Liability”) if, and to the extent that, the matter giving rise to the Paragraph 2 Liability: (i) is the subject of a claim under the Seller’s Warranties and the Purchaser has received all payments in full relating thereto under this agreement; (ii) is the subject of a claim hereunder and the Purchaser has received a payment in respect thereof; or (iii) has been compensated for by a claim under this agreement or any Transaction Document; and

(c)
in no circumstances shall the Purchaser be entitled to recover from the Seller more than once under this Schedule 7, this agreement or any Transaction Document in respect of the same loss, cost, damage or liability.

6.	DEDUCTIONS FROM PAYMENTS, ETC.

6.1
All sums payable by either party (for these purposes, the “payer”) to the other party (for these purposes, the “payee”) under this Schedule 7 shall be paid free and clear of all deductions and withholdings whatsoever, and without any rights of counterclaim and set-off, save only as may be required by law.

6.2
If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in paragraph 6.1, the Seller shall be obliged to pay to the Purchaser such additional amount as will ensure that the net amount received by the Purchaser under this Schedule 7 will equal the full amount it would have received in the absence of any such requirement to make a deduction or withholding.

6.3
If, following the payment of an additional amount under paragraph 6.2, the Purchaser subsequently obtains a saving, reduction, credit or payment in respect of the deduction or withholding giving rise to such additional amount, the Purchaser shall pay to the Seller a sum equal to the amount of such saving, reduction, credit or payment (in each case to the extent of the additional amount), such payment to be made within seven days of the receipt of the saving, reduction, credit or payment as the case may be.

6.4
If any sum payable by the Seller to the Purchaser under this Schedule 7 is subject to Tax in the hands of the Purchaser, the Seller shall pay such additional amount as shall ensure that the net amount received by the Purchaser shall be the amount that the payee would have received if the payment had not been subject to Tax.

6.5	The Seller will inform the Purchaser of the result of any study conducted within twelve (12) months of the date of this agreement prepared by an outside expert engaged by the

Seller or its Affiliates regarding the ownership of the common shares of XL Group plc by shareholders based in the United States.
PART B
Conduct of the Tax Affairs of the Company

1.	MANAGEMENT OF PRE-COMPLETION TAX AFFAIRS

1.1
Subject to and in accordance with the provisions of this paragraph, the Seller or its duly authorised agents, in respect of all Accounting Periods ending on or before Completion and at the expense of the Purchaser, shall:

(a)	prepare and submit the Tax Returns of the Company;

(b)	prepare and submit on behalf of the Company all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax; and

(c)
subject to paragraph 3 of this Part, deal with all matters relating to Tax which concern or affect the Company, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any Tax Documents, but excluding payment of Tax.

1.2
All documents prepared under paragraph 1.1 of this Part shall be prepared in a manner consistent with past practices of the Company and without a change of any accounting method except to the extent necessary to comply with applicable law.

1.3
The Seller or its duly authorised agents shall deliver all Tax Documents which are required to be signed by or on behalf of the Company to the Purchaser for authorisation and signing. If a time limit applies in relation to any Tax Document, the Seller shall ensure that the Purchaser receives the Tax Document no later than ten Business Days before the expiry of the time limit (such period to be five Business Days in relation to any Tax Document that is required to be filed on a monthly basis).

1.4
If the Seller or its duly authorised agent fails to deliver a Tax Document to which a time limit applies within the period specified in paragraph 1.3 of this Part, the Seller shall notify the Purchaser of such failure as soon as reasonably practicable and the Purchaser shall be permitted to arrange for the preparation and submission of the Tax Document.

1.5	The Seller shall procure that:

(a)
the Purchaser receives copies of all written correspondence with any Tax Authority insofar as it is relevant to the Pre-Completion Tax Affairs and is kept reasonably informed of the progress of all Pre-Completion Tax Affairs;

(b)
the Purchaser is afforded the opportunity to comment within a reasonable period of time on any Tax Document prior to its submission to the relevant Tax Authority and that its reasonable comments are taken into account;

(c)
no material correspondence is submitted to or material agreement reached with any Tax Authority without the prior written approval of the Purchaser, not to be unreasonably withheld, conditioned or delayed;

(d)	no Tax Document is submitted to any Tax Authority which is not, so far as the Seller is aware, complete, true and accurate in all material respects, and not misleading; and

(e)
prior to Completion, the Company holds a board meeting in Bermuda to approve the Retrocession Agreements, and any director of the Company shall only attend such board meeting of the Company from Bermuda.

1.6	The Purchaser shall procure that:

(a)
the Seller and its duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of the Company and such other assistance as it or they reasonably require to enable the Seller to discharge its obligations under paragraph 1.1 of this Part; and

(b)	the Seller is promptly sent a copy of any communication from any Tax Authority insofar as it relates to the Pre-Completion Tax Affairs.

1.7
The Purchaser shall be under no obligation to procure the authorisation or signing of any Tax Document delivered to it under paragraph 1.3 of this Part which it considers in its reasonable opinion to be false or misleading in a material respect, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof.

2.	CONDUCT OF OTHER TAX AFFAIRS

2.1
Subject to paragraph 3 of this Part, and subject to the following subparagraphs, the Purchaser or its duly authorised agents shall have sole conduct of all Tax affairs of the Company which are not Pre-Completion Tax Affairs and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit, save that it shall not conduct such Tax affairs in a manner that could increase or cause liability of the Seller to make a payment under this Schedule 7.

2.2
In respect of any Accounting Period commencing prior to Completion and ending after Completion (a “Straddle Period”) the Purchaser shall procure that the Tax Returns of the Company shall be prepared on a basis which is consistent with the manner in which those Tax Returns were prepared for all Accounting Periods ending prior to Completion, and for these purposes, “Tax Returns” shall include the Tax Returns that were prepared by any Ceding Company and which now to be prepared by the Company. The provisions of paragraph 1.5 shall apply to the Straddle Period mutatis mutandis.

2.3	The Seller shall provide such assistance as the Purchaser shall reasonably request in preparing all Tax Returns relating to the Straddle Period.

3.	NOTIFICATION OF CLAIMS AND CONDUCT OF DISPUTES

3.1
If the Purchaser or the Company receives any letter, enquiry notice, demand or notification which may give rise to a Potential Liability, the Purchaser shall give notice to the Seller of that Potential Liability (including reasonably sufficient details of such Potential Liability, the due date for any payment and the time limits for any appeal, and so far as reasonably practicable the amount involved) as soon as reasonably practicable (and in any event not more than twenty Business Days before the expiry of any applicable time limit for appeal or action to be taken).

3.2
The Purchaser shall take (or procure that the Company shall take) such action as the Seller may reasonably request in writing to avoid, dispute, resist, appeal, compromise or defend any Potential Liability (a “Disputed Potential Liability”), but only provided that the Seller shall first (to the Purchaser’s reasonable satisfaction) indemnify the Purchaser and / or the Company (as reasonably required by the Purchaser) against any losses, damages, costs or expenses which it may suffer or incur as a result of taking such action (including any additional liability to Tax).

3.3
The Seller shall have the right (if it so wishes) to control any proceedings (including the right to deal directly with the relevant Tax Authority) taken in connection with a Disputed Potential Liability, provided that the Seller shall:

(a)	keep the Purchaser fully and promptly informed of all matters known to it, or to its advisers, concerning the Disputed Potential Liability;

(b)	promptly provide the Purchaser with copies of all documents, notes (including notes of conversations and meetings) and correspondence relating to the Disputed Potential Liability;

(c)	obtain the Purchaser’s prior written approval (not to be unreasonably withheld or delayed) of the appointment of solicitors or other professional advisers;

(d)
submit to the Purchaser for prior written approval (not to be unreasonably withheld, conditioned or delayed) any communication (written or otherwise) relating to the Disputed Potential Liability and shall make any amendments the Purchaser shall reasonably request; and

(e)
not settle or compromise the Disputed Potential Liability or agree any matter in the conduct of the Disputed Potential Liability without the Purchaser’s prior written approval (not to be unreasonably withheld, conditioned or delayed).

If the Seller does not control any proceedings taken in connection with a Disputed Potential Liability, or if it does but the relevant Tax Authority continues to correspond or deal directly with the Company or the Purchaser, the provisions of this paragraph 3.3 of this Part shall apply mutatis mutandis to the Purchaser which shall be required to procure that the above actions are carried out with respect to the Seller.

3.4
Without prejudice to the liability of the Seller under this Schedule 7, the Purchaser shall not be obliged to take or procure the taking of any action under paragraph 3.2 of this Part in respect of any Potential Liability and the Seller shall not take or procure any action under paragraph 3.3 of this Part:

(a)
to the extent that it would involve the Company contesting any Disputed Potential Liability before any court or other appellate body unless, in the written opinion of an appropriately qualified member of an international firm of chartered accountants, lawyers or tax advisers (provided that the relevant firm has not been instructed by, or otherwise involved in advising, the Company on Tax in the relevant jurisdiction for the relevant period or subsequent periods), an appeal would be reasonable in all the circumstances having regard to the amounts involved and the likelihood of success; or

(b)
where the Potential Liability or action derives from or arises out of or is in connection with any dishonest or fraudulent act or omission or wilful default by or of the Seller at any time or by or of the Company prior to Completion; or

(c)	should the Seller, following receipt of written notice of the Potential Liability from the Purchaser in accordance with paragraph 3.1 of this Part:

(i)
fail within twenty Business Days (or if less, five Business Days before the expiry of any time limit for an appeal that has been notified to the Seller) to serve notice on the Purchaser under either paragraph 3.2 or 3.3 of this Part (and for the avoidance of doubt, exercise by the Seller of its rights under either paragraph 3.2 or 3.3 shall mean that this paragraph 3.4(c) does not apply); or

(ii)	fail to adequately indemnify the Purchaser and/or the Company (as appropriate) pursuant to paragraph 3.2 of this Part; or

(d)
if, in the Purchaser’s reasonable opinion, the action requested by the Seller pursuant to paragraph 3.2 of this Part is likely to affect adversely the liability of the Purchaser or the Company to Tax or is unreasonable or contrary to the legal obligations of any of them; or

(e)
if the Company would be required to appeal against any assessment or demand for Tax where it is a requirement for such an appeal that the Tax be paid unless payment is made by the Seller to the Purchaser of an amount equal to such Tax and in respect of it within any appropriate time limit; or

(f)
should it require the Company to fail to make a payment of Tax at the time necessary to avoid incurring any fine, penalty, surcharge, interest or other imposition or surcharge liability notice in respect of any unpaid Tax.

3.5	Neither the Purchaser nor the Company shall be subject to any claim by or liability to the Seller for non-compliance with any of the foregoing provisions of this paragraph 3 of this Part if the Purchaser or the Company has acted in accordance with the instructions of the Seller.

Schedule 8
Basic Information About The Company

XL Life Reinsurance (SAC) Ltd.
Registered number:	49002
Date of incorporation:	24 April 2014
Place of incorporation:	Hamilton, Bermuda
Address of registered office:	O’Hara House, One Bermudiana Road, Hamilton HM08, Bermuda
Authorised share capital:	US $250,000
Issued share capital:	US $250,000
Members	Name	Number of Shares held
	XL Insurance (Bermuda) Ltd	250,000 shares of US $1.00 each
Directors:	Seamus MacLoughlin
Mark Twite
Mary Hayward
Secretary:	Georgette D. Barit

Purchaser’s Warranties

1.	Capacity
1.1    The Purchaser is a company validly existing under the laws of Bermuda.

1.2	The Purchaser has the requisite power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party.
1.3    Each of the Investors is a shareholder of the Purchaser.

1.4
The obligations of the Purchaser under this agreement constitute, and the obligations of the Purchaser under the Transaction Documents will when executed and delivered constitute, binding obligations of the Purchaser in accordance with their respective terms.

1.5
Subject to the fulfilment or (where applicable) waiver of the Conditions, the execution and delivery of, and the performance by the Purchaser of its obligations under, each of the Transaction Documents to which it is a party will not:

(a)	result in a material breach of any provision of the memorandum or articles of association of the Purchaser;

(b)	result in a material breach of, or constitute a material default under, any agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound;

(c)	result in a material breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound;

(d)	require the consent of the shareholders of the Purchaser; or

(e)
require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof, in any such case on an unconditional basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement or governmental approvals that would not, individually or in the aggregate, reasonably be expected to materially delay or prevent Completion or the other transactions contemplated by the Transaction Documents).

1.6	Other than the consent set out in paragraph 1 of Schedule 1, there are no Relevant Consents required to be obtained by the Purchaser or any member of the Purchaser Group.

2.	Litigation

2.1
As of the date of this agreement, the Purchaser is not engaged in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise, that would, individually or in the aggregate, reasonably be expected to materially delay or prevent Completion or the other transactions contemplated by the Transaction Documents.

2.2
As of the date of this agreement, there is not threatened any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against the Purchaser that would, individually or in the aggregate, reasonably be expected to materially delay or prevent Completion or the other transactions contemplated by the Transaction Documents.

3.	Escrow Agreement
As of the date of this agreement, (a) the Escrow Agreement has not been amended or modified in any manner and (b) no member of the Purchaser Group has entered into any agreement, side letter or other arrangement relating to the financing of the Consideration or transactions contemplated by this agreement, other than as set out in the Escrow Agreement. There are no conditions to the release of the amounts funded by the investors in the Purchaser into the Escrow Account other that set out in Schedule 1. None of the Investors has any right or claim to recover any amount funded under the Escrow Agreement other than in connection with the release of the escrow funds governed by the Escrow Agreement in accordance with the terms thereof following the termination of this agreement.

4.	Regulatory and Compliance

4.1	All material authorisations, licences, consents, permissions and approvals required by the Purchaser or any other member of the Purchaser Group are in full force and effect.

4.2
None of the authorisations, licences, consents, permissions or approvals referred to in paragraph 4.1 (above) have been revoked, suspended, cancelled, not renewed, materially varied or made subject to any material restriction or condition (in whole or in part) and no such revocation, suspension, cancellation, non-renewal, material variance or material restriction or condition has been threatened in writing by any Regulatory Authority prior to the date of this agreement.

4.3
During the two years prior to the date of this agreement, there has been no written notification from any Regulatory Authority that any of the Purchaser or any other member of the Purchaser Group is or has been the subject of any inquiry, investigation, injunction or restitution order by a Regulatory Authority that would, individually or in the aggregate, reasonably be expected to materially delay or prevent Completion or the other transactions contemplated by the Transaction Documents.

4.4
Each of the Purchaser and each other member of the Purchaser Group has filed all material reports, data and other information, applications and notices required to be filed with or otherwise provided to the relevant Regulatory Authority during the two years prior to the date of this agreement other than to the extent that the failure to make such filing would not, individually or in the aggregate, reasonably be expected to materially delay or prevent Completion or the other transactions contemplated by the Transaction Documents.

4.5
As of the date of this agreement, none of the Purchaser or any other member of the Purchaser Group is a claimant or defendant in or otherwise a party to any material litigation, arbitration, regulatory or disciplinary proceedings with any Regulatory Authority in connection with the Reinsured Business which are in progress and that would, individually or in the aggregate, reasonably be expected to materially delay or prevent Completion or the other transactions contemplated by the Transaction Documents.

4.6
During the two years prior to the date of this agreement, none of the Purchaser or any other member of the Purchaser Group nor any of their respective directors, employees or controlling persons has been investigated or audited (in the case of any employee, in connection with any act or omission in the course of his employment), other than any such investigations or audits that would not, individually or in the aggregate, reasonably be expected to materially delay or prevent Completion or the other transactions contemplated by the Transaction Documents.

4.7
None of the Purchaser or any other member of the Purchaser Group nor any of their respective directors, employees or controlling persons has in the six years ended on the date of this agreement been refused any material authorisation or permission that would, individually or in the aggregate, reasonably be expected to materially delay or prevent Completion or the other transactions contemplated by the Transaction Documents.

Schedule 10
Reconciliation Methodologies

Schedule 11
Reference Reconciliation Amount Calculation Report

Schedule 12
Company Capitalisation Plan